                                                                    EXHIBIT 13.3
--------------------------------------------------------------------------------

                                   FORM 10-K
                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549

                            -----------------------

        ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
                             EXCHANGE ACT OF 1934
                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995

                          COMMISSION FILE NO. 1-12210

                       HOUSTON BIOTECHNOLOGY INCORPORATED
             (Exact name of Registrant as specified in its charter)
                     DELAWARE                               76-0102032
           (State or other jurisdiction                 (I.R.S. Employer
           of incorporation or organization)            Identification No.)

    3608 RESEARCH FOREST DRIVE
    THE WOODLANDS, TEXAS 77381                            77381
    (Address of principal executive offices)           (Zip Code)

       Registrant's telephone number including area code:  (713) 363-0999

          Securities registered pursuant to Section 12(b) of the Act:

   Title of each class                Name of each exchange on which registered
   -------------------                -----------------------------------------
COMMON STOCK, $.01 PAR VALUE                 AMERICAN STOCK EXCHANGE
WARRANTS TO PURCHASE COMMON STOCK            AMERICAN STOCK EXCHANGE

          Securities registered pursuant to Section 12(g) of the Act:

                                     NONE

  Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                Yes [ ]  No ...

  Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ ]

  The number of shares outstanding of the Registrant's Common Stock as of March 27, 1996, was 5,638,707 shares. The aggregate market value of the voting stock held by non-affiliates of the Registrant based on the closing price of these shares on the American Stock Exchange as of March 27, 1996 was $5,268,350.

                      Documents incorporated by reference:

        DOCUMENT                                          FORM 10-K PART
        --------                                          --------------
        Portions of the Registrant's definitive
        proxy statement anticipated to be filed
        within 120 days of the Registrant's
        fiscal year ended December 31, 1995                     III

--------------------------------------------------------------------------------

                                    PART I


ITEM 1.  BUSINESS
         --------

GENERAL

    Houston Biotechnology Incorporated ("HBI" or the "Company") is engaged primarily in the research and development of biopharmaceutical products to prevent or treat certain ophthalmic (eye-related) diseases and disorders. The Company's principal expertise is its monoclonal antibody-based immunoconjugate technology, which involves the linking of a monoclonal antibody to another substance such as a drug or an anti-proliferative agent. This expertise has been developed through the Company's work on its secondary cataract product (the "4197X-RA Immunotoxin"), which consists of a monoclonal antibody chemically linked to a toxin. The Company has no marketable products and its current product candidates are not expected to generate significant revenues, if any, for a number of years.

    The Company was incorporated in Delaware in 1984 and commenced substantial operations in 1986. A total of approximately $38 million has been raised on behalf of HBI and its affiliates since 1986. HBI's outstanding securities include 5,638,707 shares of Common Stock and 4,521,558 Warrants. The closing prices of the Common Stock and Warrants as reported by the American Stock Exchange ("AMEX") on March 27, 1996 were $1 1/8 and $7/32, respectively.

    To date, the majority of HBI's efforts have been directed toward development of 4197X-RA Immunotoxin for the prevention of secondary cataract. A Phase I human clinical trial has been completed for this product and patient enrollment in a Phase I/II human clinical trial was completed in July 1994. Interim analyses of the data from the Phase I/II clinical trial have revealed statistically significant differences in rates of lens capsule opacification between patients receiving the 50-unit dose and patients receiving the placebo at six and twelve months post cataract surgery. Patient enrollment in a Phase II human clinical study of patients requiring cataract surgery in both eyes was completed in January 1996. In addition, the Company is researching drug-conjugates to enhance the success of glaucoma filtering surgery. All other research activities were curtailed as a result of a spending reduction plan implemented February 1, 1995.

    Effective December 29, 1995, HBI and Santen Pharmaceutical Co., Ltd. ("Santen") entered into a Codevelopment and License Agreement (the "Santen License") covering the marketing in Japan of HBI's 4197X-RA Immunotoxin to prevent the formation of secondary cataract. To maintain exclusive marketing rights, Santen is required to provide $7,750,000 over the next six years to support HBI's development of the Immunotoxin. Santen is responsible for development costs related to obtaining Japanese regulatory approval. Once the Immunotoxin is approved for marketing in Japan, Santen will purchase the product from HBI and will pay royalties on sales. HBI received $250,000 in November 1995 from Santen under an Option Agreement relating to the Codevelopment and License Agreement, and $1,750,000 of the $7,750,000 is scheduled for payment in 1996. Santen may elect not to make any scheduled payment, but in such event, the license may be made non-exclusive or terminated by HBI.

    Payments made by Santen are currently funding HBI's activities, but such payments will fall short of funding requirements beginning in the third quarter 1996. Accordingly, the Company is seeking funding from a variety of sources and is considering its financing alternatives. See "Business Strategy" for further discussion.

BUSINESS STRATEGY

    The Company's business strategy is to (i) complete development and commercialization of the 4197X-RA Immunotoxin, (ii) utilize its existing expertise to develop other products to treat proliferative conditions of the eye, (iii) establish collaborative research and development partnerships to supplement and enhance the Company's internal capabilities, and (iv) license marketing rights to its products to pharmaceutical companies with strong, marketing and sales capabilities. To the extent that the Company's research leads to discoveries with applications outside of ophthalmology, the Company intends to license such discoveries to other companies with resources and expertise appropriate to the particular discovery.

    The Company's ability to implement its business strategy is dependent on having sufficient capital resources. Assuming scheduled payments from Santen are made in a timely manner, the Company will need to secure additional funding by the third quarter 1996. Accordingly, the Company continues to consider its financing alternatives, which may include: (i) a license, sale or other disposition of the 4197X-RA Immunotoxin or certain rights related thereto; (ii) a sale of stock or other securities in a public or private offering; (iii) a sale or other reorganization of the Company; or (iv) the combination of the Company with another entity. If the Company is unsuccessful in obtaining additional capital or in implementing one or more of its financing alternatives, the Company will be unable to implement its business strategy, and may be unable to continue as a going concern.

RESEARCH AND DEVELOPMENT PROGRAMS

    The following table describes the major therapeutic indications to which the Company is directing its research and product development efforts and the development status of products or product candidates in each area:

THERAPEUTIC INDICATION          PRODUCT OR PRODUCT         DEVELOPMENT STATUS
                                     CANDIDATE
OPHTHALMOLOGY
---------------------------
Secondary cataract           4197X-RA Immunotoxin to    Phase II clinical trials
                             prevent secondary
                             cataract

Glaucoma filtering surgery   Drug-conjugate to          Research;
                             improve success rate of    identification and
                             surgery                    conjugation of proteins
                                                        and antiproliferative
                                                        agents, animal studies

Glaucoma                     LDNF (Lung-Derived         Research/1/
                             Neurotrophic Factor) to
                             arrest visual field loss

Proliferative                Bi-specific Immunotoxin    Research/1/
 vitreoretinopathy           to prevent proliferative
                             vitreo-retinopathy
NEUROLOGY
---------------------------
Neurodegenerative diseases   LDNF (Lung-Derived         Research/1/
                             Neurotrophic Factor)



/1/ Research and  development efforts curtailed due to limited funds

     SECONDARY CATARACT

     BACKGROUND. Primary cataract is a slowly progressive opacification (clouding) of the natural lens of the eye that results in blurred vision and visual distortion. The natural lens is composed of clear proteins surrounded by the lens capsule, a cellophane-like membrane partially lined with lens epithelial cells. Extracapsular cataract extraction treats primary cataract by removing the opaque lens, leaving the majority of the lens capsule intact along with remnant lens epithelial cells. A plastic intraocular lens is then implanted to replace the natural lens. A secondary cataract results from the gradual growth of lens epithelial cells on the lens capsule across the visual axis, thereby once again clouding the vision of the patient. The current method of treatment of secondary cataract is laser capsulotomy, which is the use of a laser to surgically rupture the posterior lens capsule in order to provide a clear path for light to travel to the retina. The 4197X-RA Immunotoxin is intended to prevent the development of secondary cataract in patients who undergo extracapsular cataract surgery and is designed to be administered to the eye at the end of the primary cataract procedure.

     Extracapsular cataract extraction is used in 99% of all primary cataract surgeries in the United States. This procedure is also becoming the preferred surgery in Europe and Japan. During 1994, the Company estimates that there were approximately 1.6 million extracapsular cataract surgeries in the United States and that approximately 80% of all extracapsular cataract surgeries performed in the United States were Medicare reimbursed (approximately 1.3 million reimbursed procedures). Estimated Medicare Part B reimbursements relating to primary cataract surgeries were approximately $2.7 billion in 1994.

     The laser capsulotomy procedure is used in over 99% of all secondary cataract surgeries in the United States. There were approximately 700,000 Medicare-reimbursed laser capsulotomies in 1994. Estimated Medicare Part B reimbursements in 1994 relating to secondary cataract surgeries were approximately $300 million. Secondary cataract occurs in approximately 50% of all primary cataract patients within three to five years after extracapsular cataract surgery, based on an analysis of the Medicare statistics above and studies conducted by the Company. The laser capsulotomy procedure, although generally considered safe, can induce sight-threatening complications, including retinal detachment, in a small percentage of cases. A study published in 1991 indicated that up to 3% of patients who undergo laser capsulotomy will suffer from sight threatening complications. An additional study performed by researchers at Georgetown and Johns Hopkins Universities published in 1992 found that approximately 2% of patients who undergo the laser capsulotomy will suffer a detached retina or other retinal problems. The Company's 4197X-RA Immunotoxin is intended to reduce the need for laser capsulotomies. To be commercially successful, however, the product will have to be safer than existing treatments, efficacious, cost effective when compared to laser capsulotomy, and eligible for reimbursement under Medicare.

     IMMUNOTOXIN TECHNOLOGY. Immunotoxins are potent toxins linked to monoclonal antibodies for use as specific cytotoxic (cell-killing) agents. They rely on the specificity of the antibody to direct the toxin to the targeted cell type, those having a specific surface antigen. The 4197X-RA Immunotoxin consists of a murine (mouse-derived) monoclonal antibody (4197X) that binds specifically to human lens epithelial cells. The antibody is conjugated to a polypeptide toxin, ricin a (RA) chain toxin.

     Unlike HBI's 4197X-RA Immunotoxin, most immunotoxins in development as therapeutics are directed against neoplastic (cancer) cells. Many cancers are composed of dense masses of tissue, which are difficult for a large protein like an immunotoxin to attack because of difficulties in penetrating into the cancerous tissue's core. Cancer immunotoxin therapeutics have had limited success because of this penetration problem and other biodistribution and pharmacokinetic issues.

     In contrast, the 4197X-RA Immunotoxin will be directly exposed to a single cell layer. HBI's immunotoxin is designed to kill selectively lens epithelial cells. These are normal, non-cancerous cells that can proliferate undesirably after primary cataract surgery. Unlike dense growths of cancer cells, the natural lens epithelial cells occur in a single-cell layer thickness on the inside front lens capsule. Because the 4197X-RA Immunotoxin is designed to be administered at the end of a primary cataract surgery, it will have direct access to all of these cells and consequently, the Company does not expect tissue penetration to be a significant problem.

     The 4197X-RA Immunotoxin is designed to be injected into the area of the lens capsule following the extraction of the natural opaque lens and the insertion of a clear plastic intraocular lens ("IOL"). The specificity of the 4197X-RA Immunotoxin to human lens epithelial cells was determined through extensive preclinical research studies. In these experiments, the 4197X-RA Immunotoxin did not bind to other mammalian lens epithelial cells. Because of this species and tissue specificity, HBI believes there is no single relevant animal model in which to test the drug's activity. Nevertheless, the Company believes that the in vitro tissue and cell culture studies and in vivo animal pharmacokinetic and safety testing previously conducted with the 4197X-RA Immunotoxin support its potential human clinical efficacy and safety.

     Immunotoxins based on murine antibodies have the potential to induce a human anti-mouse antibody ("HAMA") response because the body's immune system recognizes the mouse antibody protein as a foreign substance and produces antibodies against it. The HAMA response can render the therapeutic murine antibody ineffective by neutralizing it. Undesirable systemic reactions to murine antibodies are also possible. Since the Company's 4197X-RA Immunotoxin is administered one time per treatment in relatively small quantities to an isolated organ of the body (the eye), the likelihood of either of these reactions is not expected to be significant. Although early testing of the 4197X-RA Immunotoxin did produce an immune response in small animals, no such response was produced in large animals. Further, no human patient in the clinical studies (see "Human Clinical Trials") has developed a systemic immune response after receiving a single injection of the drug.

     REFINED PRODUCT DEVELOPMENT. The current 4197X-RA product is a multi-species product (i.e. it consists of some free antibody, one-ricin immunoconjugate, two-ricin immunoconjugate, etc.). The company has improved its manufacturing and purification process to the point that it can produce a product of more or less one species, the two-ricin immunoconjugate. The company has completed development of the processes, has scaled up and produced two batches of refined 4197X-RA Immunotoxin. The second batch will be used for preclinical and possibly clinical studies.

     The Company is conducting certain preclinical studies with the refined immunotoxin and is evaluating preliminary results. If the results suggest that certain preclinical tests be repeated or that the refined product manufacturing and purification processes be modified, additional time would be required and other product development activities would be delayed. If the results of these preclinical studies are acceptable, a small Phase I trial will be initiated (the "Refined Product Safety Study"). These preclinical and clinical studies are required before the Company can begin a Phase III trial with the refined immunotoxin.

     HUMAN CLINICAL TRIALS. The conduct of human clinical trials is a long-term undertaking designed to establish the safety and efficacy of a drug prior to its sale to the public. By its nature, the process is uncertain, and in most cases no meaningful judgment as to a product's effectiveness can be made until clinical trials are completed and the collected data analyzed.

     During 1990, the Company conducted research and completed certain studies to test the efficacy of the 4197X-RA Immunotoxin in killing or retarding the proliferation of human lens epithelial cells cultured in laboratory conditions (in vitro). These studies, which demonstrated the efficacy of the 4197X-RA Immunotoxin in vitro, enabled the Company to better determine optimum dosage levels for the initial human safety and efficacy clinical trials. The Company continues to perform certain product and process development on the 4197X-RA Immunotoxin, principally in the areas of stability, product characterization, product refinement and manufacturing-related activities. See "Government Regulation" and "Refined Product Development".

     A Phase I human clinical safety and tolerance study in five patients who were irreversibly blind in one eye was conducted in 1991. Each patient was injected in their blind eye with a therapeutic dose of the 4197X-RA Immunotoxin and monitored over a three week period via five post-operative observations. A final report supporting the safety of the 4197X-RA Immunotoxin was submitted to the U.S. Food and Drug Administration ("FDA") in January 1992.

     Upon completion by the FDA of its review of the results of the five-patient study and the Phase I/II human clinical protocol, the Company commenced a multiple-dose Phase I/II human clinical trial in April 1992 to evaluate safety, dose tolerance and preliminary efficacy in patients undergoing extracapsular cataract surgery. The Company suspended the clinical trial in August 1992 due to a lack of patient enrollment, and commenced a revised trial in March 1993. The trial protocol calls for injecting the 4197X-RA Immunotoxin at the end of extracapsular cataract surgery and monitoring the patients for safety and potential efficacy for up to six months, with continued monitoring of the patients for up to twenty-four months after treatment to determine long-term safety and preliminary efficacy of the 4197X-RA Immunotoxin. Patient enrollment in this trial was completed in July 1994. In addition to this trial, the Company is conducting a Phase II human clinical trial in which patients who are scheduled to undergo cataract surgery in both eyes over a short period of time received an injection of the 4197X-RA Immunotoxin in one eye and placebo in the other. Patient enrollment in this trial was completed in January 1996.

     Interim analyses of the available data from the Phase I/II study have revealed statistically significant differences in rates of lens capsule opacification between patients treated with the placebo and patients treated with the Immunotoxin, particularly with the 50-unit dose, the level predicted to have clinical relevance. With the higher 175-unit dose, patients experienced more ocular inflammation than with the placebo or 50-unit dose. The 50-unit dose appeared to be well tolerated and had a safety profile similar to that of the placebo.

     The results of the Phase I/II and Phase II studies will be used to determine the size, scope and duration of the Phase III safety and efficacy study. The Phase III Study could be initiated upon acceptable results from the Refined Product Safety Study as well as the Phase I/II and Phase II studies. If the Phase III study supports a finding of efficacy, a Product License Application ("PLA") for the 4197X-RA Immunotoxin will be assembled and filed with the FDA seeking approval to market the drug in the United States. A PLA filing may be made by 1999. Due to the uncertainties involved in product development and regulatory review, however, there can be no assurance that this schedule can be adhered to.

     PATENTS AND LICENSING RIGHTS FOR THE 4197X-RA IMMUNOTOXIN. The 4197X-RA Immunotoxin is proprietary to HBI and is protected by numerous United States and foreign patents. Three United States patents have issued (1984, 1989 and 1991) and several U.S. patent applications are pending. The issued patents cover the composition of the immunotoxin and its use in the prevention of secondary cataract and include broad, generic claims directed to a composition comprising a macromolecular protein capable of binding substantially specifically to lens epithelial cells conjugated in vitro to a cytotoxic agent and to a method of inhibiting posterior lens capsule opacification using a cytotoxic agent comprising a monoclonal antibody conjugated to a toxin molecule. In 1993, a patent issued covering the antibody 4197X and the hybridoma cell line which produces the antibody; the claims in the patent are directed broadly to hybridoma cultures producing antibodies which bind specifically to lens epithelial cells and to the monoclonal antibodies produced by these hybridomas. The Company expects that this patent will extend the United States market exclusivity of the product until at least 2010. Several foreign patents have issued, including two European patents (1987 and 1992), and many are pending. most of these patents and applications are assigned to Baylor College of Medicine with the remainder being the direct property of HBI. The inventors for the first patent in the series licensed to the Company by Baylor, were, at the time of the invention, professors at Baylor and are founders of the Company. HBI holds an exclusive, worldwide license to the Baylor patents (the "Baylor License").

     The Baylor License provides for an earned royalty to Baylor of 10% of net sales (5% in certain instances) of the 4197X-RA Immunotoxin until $5 million in royalties are paid and 5% of net sales thereafter (2.5% in certain instances). Baylor may terminate the Baylor License if a PLA is not filed with the FDA by December 31, 2000 or if earned royalty payments are not made to Baylor within six months of PLA approval by the FDA. The Company has previously requested and has been granted extensions of the PLA filing and royalty payment dates. Management of the Company believes that the PLA can be filed before December 31, 2000, although there can be no assurance in this regard. Although the Company believes that the PLA date could be further extended, if required, there can be no assurance that Baylor would agree to such extension. If Baylor were to terminate the Baylor License, it is likely that the Company would be unable to complete development of the 4197X-RA Immunotoxin. However, the Company believes that its significant research and development, including the development of substantial proprietary know how, decreases the likelihood that such a termination will occur, since any subsequent licensee of the Baylor patents would have to develop significant technology similar to that developed to date by HBI. No Company stockholder, officer, director or affiliate would stand to benefit from the termination of the Baylor License. See "Patents and Proprietary Rights".

     In 1988, the Company entered into a license agreement with Elf Sanofi (formerly Sanofi S.A., "Sanofi"), a French pharmaceutical company (the "Sanofi License"). Under the Sanofi License, the Company has a non-exclusive license to use, in connection with treatment and prevention of proliferative diseases of the eye, a method and a composition patented by Sanofi for conjugating (chemically bonding) antibodies involving the particular toxin and linker (binding agent) used by the Company in the manufacture of the 4197X-RA Immunotoxin. A royalty of $1.00 per treatment unit of the 4197X-RA Immunotoxin will be payable to Sanofi for sales in countries where Sanofi has patent rights until royalties of $1 million are paid, after which the royalty rate is reduced to $0.75 per treatment unit. The royalty rate is subject to increase based on price increases for the 4197X-RA Immunotoxin. In addition, the Company made minimum royalty payments of $50,000, $50,000 and $87,500 to Sanofi to secure the license for 1993, 1994 and 1995, respectively, and will make additional payments of $137,000 per year for 1996 and thereafter, with the last payment due in March 1999. Thereafter, the license becomes irrevocable and royalty free.

     Effective December 29, 1995, HBI and Santen entered into a Codevelopment and License Agreement covering the marketing in Japan of the Immunotoxin. To maintain exclusive marketing rights, Santen is required to provide $7,750,000 over the next six years to support HBI's development of the Immunotoxin. HBI received $250,000 in November 1995 from Santen under an Option Agreement related to the Santen License, and the payment schedule for the $7,750,000 is as follows: $750,000 in five installments through April 1996; $250,000 quarterly for 1996 through 2001, and $1 million within 60 days of delivery of an interim report on the Refined Product Safety Study or within 30 days of enrollment of the first patient in U.S. Phase III trials, at Santen's option. Santen may elect not to make any payment, but in such event, the license may be made non-exclusive or terminated by HBI. Santen is obligated to seek regulatory approval for the product in Japan and is responsible for the developments cost associated with these efforts. Upon the commencement of commercial sales by Santen in Japan, Santen will pay HBI earned royalties based on net sales. Commencing six months after approval of the Immunotoxin by Japanese regulatory authorities, Santen is required to pay minimum royalties. HBI retains all marketing rights and Santen is required to purchase the

Immunotoxin from HBI. Amounts paid by Santen to HBI, except those amounts related to the purchase of the Immunotoxin, are subject to a 10% withholding tax imposed by the Japanese government. HBI receives U.S. income tax credits equal to the amounts withheld, but HBI is not currently able to utilize such credits.

     MANUFACTURING DEVELOPMENTS. The manufacture of the 4197X-RA Immunotoxin involves four phases. The first phase is the manufacture of the purified monoclonal antibody that is specific to human lens epithelial cells. The second phase involves the isolation and purification of a toxic protein capable of killing human cells. The third phase is the conjugation (chemical binding) of the toxin to the monoclonal antibody through the use of a binding agent or "linker," and purification of the resulting immunotoxin. The final phase is the sterile filling and packaging of the immunotoxin to produce the 4197X-RA Immunotoxin. The FDA requires that each phase of manufacture follow established standard operating procedures and batch records must be maintained to document each step in the manufacturing process. Following each phase of manufacturing, material is tested to assure that drug quality, purity and activity meet product specifications. Standard operating procedures are updated as methods for the manufacturing process and analytical testing of the manufactured product are improved.

     The Company has certain facilities for cell culture, solution preparation, and purification and conjugation of the monoclonal antibody in which it prepares material for the early phase clinical trials in progress. As the clinical trial program moves forward, the Company plans to continually upgrade its manufacturing and testing capabilities. If manufacturing upgrades are delayed, there may be a delay in initiating the Phase III human clinical trials. A delay in the Phase III trials would delay the PLA filing and, ultimately, FDA approval of the 4197X-RA Immunotoxin. The Company presently does not have sufficient funds to upgrade its manufacturing facility. See "Manufacturing and Laboratory Facilities".

     GLAUCOMA

     BACKGROUND. Glaucoma encompasses a heterogenous group of eye disorders characterized by three symptoms: elevated intraocular pressure ("IOP"), optic nerve damage and progressive visual field loss. IOP is regulated by the production and outflow of aqueous humor, the fluid in the inside front part of the eye. Glaucoma affects almost three million americans and is the leading cause of blindness in the United States. While glaucoma consists of a diverse group of diseases, primary open-angle glaucoma represents the dominant (65-75%) form encountered by clinicians in the United States and Europe. Approximately two million Americans suffer from primary open-angle glaucoma.

     The current treatment of primary open-angle glaucoma involves medical, laser and conventional surgical approaches and is directed toward the reduction in IOP to a level that is presumed to arrest the progressive damage to the optic nerve. However, the Company is aware of no current treatment that has been successful in accomplishing this goal over the long term. Medical treatment of glaucoma typically involves topical therapy with adrenergics (epinephrine, timolol) and/or cholinergics (pilocarpine), as well as oral therapy with carbonic anhydrase inhibitors (acetazolamide). Maximum medical therapy consists of large doses of several of the above agents in combination. Surgical intervention includes laser trabeculoplasty and filtration procedures. When drug therapy fails, conventional or laser surgery may be performed to maintain the IOP within normal limits. Laser trabeculoplasty involves the controlled application of intense synchronized light on the trabecular meshwork, the aqueous humor outflow tissue, in an attempt to shrink the tissue and thereby open the drainage channels. This surgery provides only temporary IOP-lowering relief. Filtration procedures include glaucoma filtering surgery in which a surgical bleb (drainage channel) is created to bypass the trabecular meshwork. The new route of drainage allows aqueous humor to be absorbed where it will not cause a pressure increase. The latter two procedures are usually reserved for patients who have open-angle glaucoma that is uncontrollable with maximum medical therapy.

     A principal goal in the management of glaucoma is to reduce IOP by regulating the aqueous outflow. The Company's primary approach is the development of a protein/anti-proliferative drug-conjugate to enhance significantly the success and the safety of glaucoma filtering surgery. When it is successful, glaucoma filtering surgery maintains controlled IOP without further medical or surgical treatment. However, glaucoma filtering surgery has a significant rate of failure, due to the scarring of the filtering bleb, the hole created through the sclera (white of the eye). This scarring is the body's normal wound healing mechanism. As a result of this high failure rate, surgical intervention is considered a last resort. In an attempt to improve the surgery's success rate, 5-fluorouracil (5-FU), an agent which prevents cell division, is frequently injected into the eye over several days. The known toxicity of 5-FU, combined with the painful nature of the injections, limits the utility of this procedure. The anti-neoplastic agent mitomycin C has also been reported to improve the success rate of the filtering surgery. Although it is administered less frequently than 5-FU, this agent is extremely toxic and its undesirable side effects have been observed.

     The Company's objective is to develop a drug-conjugate which will localize the anti-proliferative drug to the surgical site, interfere with the normal wound healing process, and prevent scarring of the filtering bleb. The conjugate used for this purpose should be efficacious and safe, and eliminate the undesirable side effects of 5-FU or mitomycin C. Although HBI does not anticipate that surgery, regardless of its success, will become first-line therapy, it could become a more acceptable alternative in recalcitrant cases and performed with greater frequency. According to statistics compiled by the Health Care Financing Administration, in 1994 approximately 60,000 glaucoma filtering surgeries performed in the United States were reimbursed by Medicare.

     HBI has identified a molecule which binds extracellular matrix components of the conjunctiva and sclera and conjugated it to a known anti-proliferative agent. This conjugate has been shown to inhibit the growth of scleral fibroblasts in vitro. The results suggest that a similar inhibition of fibroblast proliferation could be achieved in vivo at the site of filtration surgery. In vivo studies using this conjugate have been conducted in an animal model of GFS. The results indicate the conjugate can successfully prevent scaring over of the fistula and maintain bleb patency. Further preclinical evaluation is the subject of a Phase II SBIR application submitted in December 1995. Results from these studies will be incorporated in an IND application to the FDA.

     On September 21, 1994, the Company and Alcon Laboratories, Inc. ("Alcon") entered into a research agreement pursuant to which Alcon conducted in vivo tests in glaucoma filtration models using HBI's initial drug candidates, and had an exclusive right to negotiate an option to license any product identified by Alcon's work. The agreement expired in November 1995, and Alcon has no continuing obligations or rights related to HBI's glaucoma project.

     OTHER RESEARCH

     Until 1995, the Company was conducting certain other research activities:
Lung-Derived Neurotrophic Factor (LDNF) to treat glaucoma; bi-specific immunotoxins to treat proliferative vitreoretinopathy; LDNF to treat certain neurodegenerative diseases; and immunoconjugates to treat certain cancers. All such research programs have been curtailed due to financial constraints. The decision to restart such programs will be made when the Company has greater resources and will depend on the merit of the programs when compared to other opportunities at the time.

MARKETING

     OPHTHALMIC PHARMACEUTICALS-MARKET OVERVIEW. The Company's ophthalmic research and development programs address large and growing markets. Although the diseases targeted are not life-threatening, they can be seriously debilitating and substantially affect the quality of life.

     The Company believes that the market for ophthalmic pharmaceuticals will grow as the median age of the populations of major industrial countries continues to increase. The incidence of major eye diseases such as cataract and glaucoma increases with advancing age. The United States Bureau of the Census predicts that while the overall rate of population growth is slowing, the portion of the population over 65 is expected to increase substantially by the year 2000. Logistically, the therapeutic ophthalmic market is concentrated in approximately 15,000 prescribing ophthalmologists, including 5,500 cataract surgeons. Ophthalmic products are used or prescribed primarily by eye surgeons and specialists, rather than general practitioners.

     While population demographics vary in Europe and Asia, the market characteristics (i.e., concentrated group of physicians, market growth and emphasis on improved eye care) are similar to the United States market. Markets and marketing techniques for non-ophthalmic neurodegenerative diseases would be more diverse and would include co-marketing or licensing arrangements with companies having existing specialty sales forces.

     MARKETING STRATEGY. The Company presently anticipates that it will need to secure licensees to market the 4197X-RA Immunotoxin, either independently of or in conjunction with the Company. HBI currently has one such association with Santen for the Japanese market, and intends to enter into similar arrangements for other markets.

     An important factor in the commercial success of the 4197X-RA Immunotoxin will be obtaining Health Care Financing Administration ("HCFA") approval for Medicare reimbursement. Considerations in obtaining HCFA approval include cost effectiveness and the characterization of the 4197X-RA Immunotoxin as a therapeutic drug. HBI believes that the 4197X-RA Immunotoxin, if it proves to be effective, will be cost effective as compared with secondary cataract surgery, the need for which could be reduced through the use of the 4197X-RA Immunotoxin at the time of primary cataract surgery, and that the drug can be properly characterized as a therapeutic drug. The costs and inconvenience of secondary cataract include the vision degradation related to secondary cataract, the cost associated with the laser capsulotomy surgery, and the cost, patient discomfort and vision problems associated with complications that result in some cases. The Company has implemented procedures to allow the capture of cost effectiveness and health outcome data in its human clinical studies. These data, along with Phase III human clinical cost effectiveness data, should provide a basis for seeking reimbursement approval from HCFA for the 4197X-RA Immunotoxin.

MANUFACTURING AND LABORATORY FACILITIES

     The Company's facilities are leased pursuant to a lease which expires on February 28, 1999, with options to renew for two additional three-year periods. The facilities include approximately 20,000 square feet of space, including approximately 16,000 square feet of research and development laboratories and manufacturing facilities. HBI's laboratories include facilities for hybridoma and cell culture, microbiology, protein chemistry, formulation and analytical chemistry. Preliminary plans have been developed to upgrade the manufacturing facility, primarily commercial for production of the Company's 4197X-RA Immunotoxin. The Company subleases approximately 7,000 square feet of its space to another company.

     As a condition to receipt of FDA approval to market a drug in the United States, an applicant must demonstrate to the satisfaction of the FDA that the processes and facilities used to manufacture that drug are safe and controllable, and that they conform with GMP established by the FDA. Biological products, such as the 4197X-RA Immunotoxin, must meet stringent manufacturing guidelines. Similar requirements exist in other major countries. The manufacture of sufficient quantities of new drugs is typically a time consuming, complex and expensive process. If the Company is unable to develop or contract for manufacturing capabilities on acceptable terms, the Company's ability to meet the regulatory requirements will be adversely affected. As a result, submission of products for regulatory approval and initiation of new development programs could be delayed. This in turn could materially impair the Company's competitive position and the possibility of the Company achieving profitability.

     The Company's manufacturing facilities can produce quantities of human clinical-grade material sufficient for purposes of clinical development, but not large-scale commercial quantities. Prior to completing Phase III clinical trials for the 4197X-RA Immunotoxin, the Company intends to upgrade its manufacturing facility to produce the quantities of the 4197X-RA Immunotoxin needed to meet early commercial needs. This GMP facility would not include product finishing (vialing and packaging), which the Company believes can initially be handled more easily through third party subcontracting. The Company presently does not have sufficient funds to upgrade its manufacturing facility.

PATENTS AND PROPRIETARY RIGHTS

     The Company has filed, and expects to continue to file in appropriate jurisdictions, patent applications for inventions that might be used in the Company's products. The Company anticipates that filings in the United States, Japan, Canada, Australia and most European countries will be made in order to seek patent protection for the inventions it believes to be of material importance.

     The Company believes that patent and trade secret protection is important in its business, and its success may, in part, depend on its ability to obtain broad patents and maintain trade secret protection. There can be no assurance that valid and enforceable patents will be obtained with respect to any product or the technology used to produce them, or that any patents, even if issued, will be of commercial value.

     Under the Baylor License, the Company holds the exclusive license for the patent families covering the 4197X-RA Immunotoxin under development (the "Baylor Patents"). See "Secondary Cataract-Patents and Licensing Rights for the 4197X-RA Immunotoxin". The Company has also filed several United States patent applications on extensions of the immunotoxin concept, exemplified by its 4197X-RA Immunotoxin. The concept is that due to the unique anatomical location of remnant lens epithelial cells following extracapsular surgery, they can be killed using a chimeric molecule which contains a targeting portion and a cytotoxic portion. The targeting portion is a macromolecular protein which binds to lens epithelial cells and the cytotoxic portion is a toxin molecule. The patent covered by the Sanofi License contains broad claims covering ricin-A-chain immunotoxins as a class. The 4197X-RA Immunotoxin belongs to this class. The Company believes that its rights under the Sanofi License entitle it to use the Baylor Patents without infringing the Sanofi patent.

     The Company received United States composition-of-matter patents on the Lung-Derived Neurotrophic Factor in 1992 and 1995.

     The Company has filed patent applications on its glaucoma filtering surgery and proliferative vitreoretinopathy projects. The Company has filed a United States patent application on the use of certain antibodies and immunoconjugates in the field of cancer and other proliferative disease therapy and diagnosis. The Company intends to keep all such data and research progress results confidential until such filings are made so as not to jeopardize its United States and foreign patent rights.

     The patent position of biotechnology firms generally is highly uncertain. The rapid rate of development and the intense efforts throughout the world in biotechnology, the time lag between the filing of a patent application and its review by appropriate authorities, and the lack of significant precedent involving inventions of the nature anticipated to be useful for the products make it impossible to anticipate the breadth or degree of protection that patents will afford such products or their underlying technology. Available patent protection may be limited for such products due to the prior use or reported utility of such products (or their natural sources) to treat various diseases or disorders.

     The scope of patent applications filed by third parties is frequently unknown, because applications filed in the United States are not public. In cases where third parties have an earlier priority date for a patent application covering a particular product or technology, such parties may obtain patents that could be sufficiently broad to prevent the Company from marketing products in the countries where the patents are granted. There can be no assurance that products of the Company will not infringe any patents or other rights of third parties or, even if such patents or other rights were identified in advance, that the Company could obtain licenses on economically acceptable terms or design around them.

     In some cases the Company may determine that its proprietary position would be better served through reliance on trade secret or know-how protection rather than on patents. All the Company's scientific and management employees, scientific advisors and certain consultants have signed confidentiality agreements under which they have agreed not to use or disclose the Company proprietary information. Research and development contracts and licensing agreements with third parties provide access to aspects of the Company's know-how that is protected generally under confidentiality agreements with the parties involved. However, there can be no assurance that all confidentiality agreements will be honored. Breach of these confidentiality obligations would be likely to adversely affect the Company.

COMPETITION

     The Company competes with large and small pharmaceutical and chemical companies (many of which are diversifying their operations into biotechnology), specialized biotechnology firms in the United States and elsewhere, universities and governmental agencies. Many of the Company's major project areas are, or are likely to become, highly competitive, and many of its competitors have substantially greater financial resources, experience, manufacturing facilities and sales organizations than the Company.

     Important competitive factors in the Company's business include the ability to develop and maintain scientifically advanced technology during a period of rapid technological development, to attract and retain a sufficient number of qualified scientific and other management personnel, to obtain patent protection or otherwise protect proprietary products or processes, to establish and revise appropriately a sound market strategy and to have available adequate financial resources to fund the extensive and time-consuming work necessary to develop and commercialize a pharmaceutical product. The Company's current financial conditions may adversely affect its ability to compete effectively with its competitors.

     Significant competitors in the development and marketing of ophthalmic pharmaceuticals include companies such as: Alcon Laboratories, Inc. (a division of Nestle, S.A.), Allergan Inc., Merck & Co., Ciba Vision Ophthalmics (a division of Ciba-Geigy), Chiron Vision (a division of Chiron Corporation), Pharmacia & Upjohn, Inc., along with other smaller regional companies.

     With respect to the prevention of secondary cataract, the Company is not aware of any commercial competitor with a competing product on the market.
Prizm Pharmaceuticals Inc. ("Prizm") has announced plans to develop a macromolecular protein-toxin conjugate (fibroblast growth factor-saporin conjugate). The Company has informed Prizm that if they commercialize such a conjugate, it would infringe the Baylor patents. Pharmacia & Upjohn, Inc. has a research-stage project related to the reduction of secondary cataract. Efforts of other competitors with respect to secondary cataract have been primarily directed toward enhanced surgical techniques, alternative intraocular lens designs and certain pharmacologic approaches. However, there can be no assurance that methods of preventing primary cataract or that other methods of preventing secondary cataract will not be developed, or that such methods would not prove to be more cost effective than the 4197X-RA Immunotoxin.

GOVERNMENT REGULATION

     The Company's business is subject to regulation by numerous federal, state and local governmental authorities in the United States, particularly by the FDA, with respect to the introduction of new pharmaceutical and biological products. Similar regulatory frameworks exist in other countries.

     All new human therapeutic products must undergo extensive development, animal testing and human clinical studies. The results of these studies must be submitted to appropriate national regulatory agencies for review, and must be satisfactory to the agencies before the products can be marketed. The regulatory process, which includes preclinical, clinical and post-clinical testing of each compound to establish its safety and efficacy, generally takes many years and requires the expenditure of substantial resources. Data obtained from preclinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent FDA regulatory approval. In addition, delays or rejections may be encountered based upon changes in FDA policy for drug approval during the period of product development and FDA regulatory review of each submitted PLA. Similar delays may also be encountered in foreign countries.

     The standard process required by the FDA before a biopharmaceutical agent may be marketed in the United States includes: (i) preclinical tests; (ii) submission to the FDA of a Notice of Claimed Investigational Exemption for a New Drug ("IND") which must become effective before human clinical trials may commence; (iii) adequate and well-controlled human clinical trials to establish the safety and efficacy of the drug in its intended application; (iv) submission of a PLA and ELA to the FDA; and (v) FDA approval of the PLA and ELA prior to any commercial sale or shipment of the drug. Domestic manufacturing establishments are subject to inspections by the FDA and by other federal, state and local agencies and must comply with established manufacturing practices which are appropriate for production.

     Human clinical trials are typically conducted in three sequential phases, which may overlap. In Phase I, the initial introduction of the drug to humans, the drug is tested for safety (adverse effects), dosage tolerance, absorption, distribution, metabolism and excretion. Phase II involves studies of a limited patient population to determine the efficacy of the drug for specific targeted indications, dosage tolerance and optimal dosage, and to identify possible adverse effects and safety risks. When a product is considered effective and has an acceptable safety profile in a Phase II evaluation, clinical investigators begin the Phase III tests to further evaluate clinical efficacy and safety within an expanded patient population at geographically dispersed clinical study sites. The time required for approval of PLA submissions varies greatly and there is no guarantee that any particular product will ever be approved.

     Under the Drug Competition and Patent Term Restoration Act of 1984, a product patent or method of treatment patent with a 17-year period of enforceability covering a drug or biological product may be extended for up to five years under certain circumstances to compensate the patent holder for the time required for FDA regulatory review of the product. The benefits of the Act are only available to the first approved use of the active ingredient in a drug or biological product and may only be applied to one patent per drug per product. This law also establishes a period of time following FDA approval of certain PLAs during which the FDA may not accept or approve abbreviated applications for generic versions of the drug from other sponsors. However, there can be no assurance that the Company will be able to take advantage of either the patent term extension or marketing exclusivity provisions of this law.

     All of the Company's manufacturing facilities, or contract manufacturing facilities used by the Company, will be subject to periodic inspections by the FDA and comparable agencies. If deficiencies in compliance to applicable regulation are discovered during these inspections, the Company may be restrained from continued marketing of the manufactured products until such deficiencies are remedied. The Company is also subject to regulation regarding, among other things, occupational safety, laboratory practices, the use and handling of radioisotopes and hazardous chemicals, prevention of illness and injury, environmental protection and hazardous substance control.

HUMAN RESOURCES

     At December 31, 1995, the Company had 10 full-time employees. Seven employees were engaged in research and development and support, and three were in executive or administrative positions. The Company also utilizes the services of consultants and scientific advisors to a significant extent, particularly in the areas of clinical trial management and regulatory affairs. The Company has entered into employment and severance agreements with certain of its employees.

     The Company is highly dependent on the principal members of its management and scientific staff, the loss of whose services might impede the achievement of development objectives. Furthermore, recruiting and retaining qualified scientific personnel to perform research and development work in the future will also be critical to the Company's success. Although the Company believes it will be successful in attracting and retaining skilled and experienced scientific personnel, there can be no assurance that the Company will be able to attract and retain such personnel on acceptable terms given the competition among numerous pharmaceutical and health care companies, universities and non-profit research institutions for experienced scientists and managers and the Company's current financial condition. None of the Company's employees is subject to any collective bargaining agreement. The Company believes that relations with its employees are excellent.

EXECUTIVE OFFICERS OF THE COMPANY

     The following table sets forth the names of all executive officers of the Company and certain other information relating to their positions held with the Company and other business experience. Executive officers of the Company do not have a specific term of office, but rather serve at the discretion of the Board of Directors.

Name                               Age            Position with the Company
----                               ---            -------------------------
J. Russell Denson                  45             President, Chief Executive Officer and Chief Financial Officer
Donald S. Clark, Ph.D.             46             Vice President, Development and Medical Affairs, and Secretary
Peter J. Kelleher, Ph.D.           46             Vice President, Research


       J. Russell Denson joined the Company as President and Chief Executive Officer and as a Director in February 1992 and became Chief Financial Officer in 1994. From 1987 until he joined the Company, Mr. Denson was a Partner in The Denson Publishing Group in Houston, Texas. He served as Co-Chairman on the Board of Hippocrates, Inc. and Chief Operating Officer of Hippocrates Partners, the publisher of In Health magazine, until the magazine's acquisition by Time Warner in 1990. From 1981 to 1987, Mr. Denson served as Executive Vice President of HEI Corporation, a publicly held, diversified health care company.

       Donald S. Clark, Ph.D. joined the Company as Vice President, Development in September 1989 and became Vice President - Medical Affairs and Secretary in 1994. Prior to joining the Company in 1989, Dr. Clark was Director, Pharmaceutical Development at Allergan, Inc. where he served in various capacities of increasing responsibility since 1981. From 1979 to 1981, Dr. Clark was a senior research chemist at Rohm and Haas Chemical Company. Dr. Clark received both his B.S. degree in Physical Biochemistry/Chemistry and his Ph.D. degree in Physical Biochemistry from Louisiana State University.

       Peter J. Kelleher, Ph.D. has been Vice President of Research since 1994. He joined the Company as Project Leader for secondary cataract and Director of the Hybridoma Laboratory in 1986 and has since served in various areas of increasing responsibility. Before joining HBI, Dr. Kelleher was a Research Associate at M. D. Anderson Hospital in Houston. He received his Ph.D. in Microbiology from Texas A & M University in 1979 and completed post-doctoral training in the Department of Pharmacology at The University of Texas Medical School and in the Division of Basic Immunology at the National Jewish Hospital and Research Center in Denver, Colorado.

ITEM 2.  PROPERTIES
         ----------

       HBI's laboratory, operating and manufacturing facilities are located in The Woodlands, Texas, approximately 35 miles north of downtown Houston. HBI leases approximately 20,000 square feet of space, including approximately 16,000 square feet of research and development laboratories and manufacturing facilities. The Company subleases approximately 7,000 square feet of its space to another company. HBI's laboratories include facilities for hybridoma and cell culture, microbiology, protein chemistry, formulation and analytical chemistry. The Company believes that its existing space should be sufficient to meet its research, product development manufacturing and administrative needs for the foreseeable future.

       Effective January 1, 1995, the Company suspended payments to its lessor under its premises lease, except for payments made to the Company under a sublease. Effective June 1, 1995 the Company reached an agreement with its lessor regarding its lease obligations, the terms of which included payment by the Company to lessor of $73,754 representing rent, leasehold note payments and related items for January through May 1995 (net of certain credits) and deferral of seven months of rent, leasehold note payments, and related items. The amounts deferred at December 31, 1995 are secured by a promissory note in the principal amount of $155,591.87, with a 10% principal payment due prior to April 1, 1996, and further payable in equal monthly installments of principal and interest in the approximate amount of $2,600 beginning April 1, 1996, with the balance due on March 31, 1998. In connection with the deferral of payments, the Company will grant its lessor 15,000 options to purchase shares of Common Stock exercisable at $1.25 per share until March, 2001.

ITEM 3.  LEGAL PROCEEDINGS
         -----------------

       The Company is not a party to any pending legal proceedings.


ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
         ---------------------------------------------------

       No matters were submitted to a vote of stockholders during the fourth quarter of 1995.

PART II

ITEM 5.  MARKET FOR REGISTRANT'S EQUITY AND RELATED STOCKHOLDER MATTERS
         --------------------------------------------------------------

MARKET INFORMATION

          The Common Stock and Warrants of the Company are quoted on the AMEX. The following table shows the high and low closing sales prices in 1995 by quarter as reported by the AMEX.

                                                           High     Low
                                                           ----     ----
          Fiscal Year Ended December 31, 1995:

          Common Stock:

              1st Quarter                                    1       5/8
              2nd Quarter                                    1       5/16
              3rd Quarter                                  13/16     9/16
              4th Quarter                                  13/16     3/8

          Warrants:

              1st Quarter                                   1/4      1/8
              2nd Quarter                                   3/16     1/64
              3rd Quarter                                   3/16     1/32
              4th Quarter                                   1/8      1/32

          For the first quarter of 1996 through March 27, 1996, the high and low closing sales prices as reported by AMEX were as follows:

                                                           High     Low
                                                           ----     ---

          Common Stock:                                  1 15/16     7/16
          Warrants                                          9/32     1/32


          The Company currently intends to retain all earnings for use in the operation of its business and, accordingly, does not intend to pay cash dividends on its common stock in the near future.

HOLDERS

          On March 27, 1996, there were 846 holders of record of HBI's 5,638,707 outstanding shares of Common Stock, and 1,246 holders of HBI's 4,521,558 outstanding Warrants.

ITEM 6.  SELECTED FINANCIAL DATA
         -----------------------

       Until April 30, 1992, substantially all of the Company's research and development activities on the 4197X-RA Immunotoxin related to a contract performed for Houston Biotech Partners, L.P. (the "Partnership"). On that date, HBI acquired the assets and liabilities of the Partnership in exchange for 2,628,232 shares of HBI Common Stock. (the "Combination"). On July 30, 1993, the Company consummated a rights offering (the "Rights Offering"), resulting in the sale of 657,101 shares of Common Stock and 535,087 Warrants. Additionally, to qualify the Warrants for listing on the AMEX, HBI distributed 128,422 Warrants pro rata to the Company's stockholders. On July 30, 1993, the Partnership was dissolved and 2,628,232 shares of HBI Common Stock were distributed to the partners. HBI Common Stock and Warrants commenced trading on the AMEX on August 2, 1993 under the symbols HBI and HBIWS, respectively. The terms of the Rights Offering contained an adjustment feature pursuant to which the Company agreed to issue one Warrant to each stockholder of record on January 26, 1994 in the event that the sum of the closing prices of (i) one share of Common Stock and (ii) one Warrant averaged less than $5.00 for the 15 trading days prior to January 26, 1994. On February 11, 1994, the Company issued an aggregate of 3,858,183 Warrants to stockholders of record on January 26, 1994.

       The Combination of HBI and the Partnership was accounted for as a reverse acquisition with the Partnership treated as the acquirer of the Company. The selected financial data of HBI for the five years in the period ended December 31, 1995 reflect the historical data of the Partnership until its dissolution on July 30, 1993. The selected financial data, which will be referred to as Company financial data, has been derived from, and should be read in conjunction with, the audited financial statements and related notes for, and as of the end of, each of the periods indicated, which have been audited by Arthur Andersen LLP, independent public accountants, whose auditors' report includes an explanatory paragraph that describes the uncertainty regarding the Company's ability to continue as a going concern, which is included elsewhere herein.

                                                                   Year Ended December 31,
                                        --------------------------------------------------------------------------
                                              1991         1992/(1)/      1993/(2)/        1994           1995
                                        --------------------------------------------------------------------------
Statements of Operations
 Investment and other income              $    471,873   $    395,753   $    461,728   $    298,127   $    526,048
 Expenses:
  Research and development                   2,813,027      2,976,532      3,218,344      3,274,078      2,152,390
  General, administrative and other            362,208        636,913      1,068,008      1,254,423        849,896
  Minority interest                                ---       (397,209)      (379,863)           ---            ---
                                        --------------   ------------   ------------   ------------   ------------
   Total expenses                            3,175,235      3,216,236      3,906,489      4,528,501      3,002,286
                                        --------------   ------------   ------------   ------------   ------------
  Net loss                                 ($2,703,362)   ($2,820,483)   ($3,444,761)   ($4,230,374)   ($2,476,238)
                                         --------------   ------------   ------------   ------------   ------------
 Net loss per share                             ($1.03)        ($1.07)        ($1.10)        ($0.84)        ($0.44)
                                        ==============   ============   ============   ============   ============
 Weighted average shares used in
computing net loss per share/(3)/            2,628,232      2,628,232      3,147,159      5,043,581      5,638,707
                                        ==============   ============   ============   ============   ============

                                                                        December 31,
                                        --------------------------------------------------------------------------
                                                  1991      1992/(1)/      1993/(2)/           1994           1995
                                        --------------------------------------------------------------------------
Balance Sheets:
 Total cash, cash equivalents and
short-term investments                    $  6,488,915   $  4,682,275   $  3,460,329   $  2,238,272   $    572,058
 Total assets                               10,184,626      5,609,303      4,340,422      3,042,218      1,110,562
 Long-term debt and capital lease
  obligations                                      ---            ---        204,560        190,013        140,423
 Minority interest                                 ---        921,080            ---            ---            ---
 Stockholders' investment (deficit)         10,039,950      4,241,304      3,806,028      2,347,122       (129,116)


(1) For 1992, amounts reflect the Partnership's activities through April 30, 1992 (the date of the Combination) and beginning May 1, 1992, its approximately 82% interest in HBI. Accordingly, the financial statements as of December 31, 1992, are not comparable to previous periods.

(2) For 1993, amounts reflect the Partnership's 82% interest in HBI through July 30, 1993, with 18% reflected as minority interest. On that date, the Partnership was dissolved and its shares were distributed to its partners. Beginning August 1, 1993, amounts reflect 100% of HBI's activities with no minority interest. Accordingly, the financial statements as of December 31, 1993, are not comparable to prior periods.

(3) Weighted average shares used in computing net loss per share equals the number of shares issued to the Partnership in conjunction with the Combination until dissolution of the Partnership on July 30, 1993. Weighted average shares used in computing net loss per share after dissolution of the Partnership includes all shares outstanding.

ITEM 7.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
         -----------------------------------------------------------------------
         OF OPERATIONS
         -------------

       The following discussion and analysis should be read in conjunction with the Financial Statements and related notes contained elsewhere herein.

       HBI commenced substantial operations in 1986 and, since inception, has been primarily engaged in research and product development of its lead product, the 4197X-RA Immunotoxin, an immunotoxin being developed for the prevention of secondary cataract. In addition, the Company is researching protein-drug conjugate products to enhance the success of glaucoma filtering surgery.

    Effective December 29, 1995, HBI and Santen Pharmaceutical Co., Ltd. entered into a Codevelopment and License Agreement covering the marketing in Japan of HBI's 4197X-RA Immunotoxin to prevent the formation of secondary cataract. To maintain exclusive marketing rights, Santen is required to provide $7,750,000 over the next six years to support HBI's development of the Immunotoxin. Santen is responsible for development costs related to obtaining Japanese regulatory approval. Once the Immunotoxin is approved for marketing in Japan, Santen will purchase the product from HBI and will pay royalties on sales. HBI received $250,000 in November 1995 from Santen under an Option Agreement relating to the Codevelopment and License Agreement, and $1,750,000 of the $7,750,000 is scheduled for payment in 1996.

       Effective February 1, 1995, HBI initiated a spending reduction plan and cut its work force by approximately 30%. Under the plan, the Company will continue the development of the 4197X-RA Immunotoxin and its work in the area of glaucoma filtering surgery, but has curtailed Company funding for other research programs. The Company spent approximately $2.2 million on research and product development for the year ended December 31, 1995, approximately $1.9 million of which was associated with the 4197X-RA Immunotoxin.

       On May 3, 1994, the Company consummated a private placement of Common Stock raising net proceeds of approximately $2.8 million. The proceeds from the private placement were utilized to fund ongoing research and product development activities. The Company spent approximately $3.3 million on research and product development for the year ended December 31, 1994, approximately $2.6 million of which was associated with the 4197X-RA Immunotoxin.

       In July 1993, the Company consummated the Rights Offering raising net proceeds of approximately $2.6 million. The Company spent approximately $3.2 million on research and product development in 1993, approximately $2.5 million of which was associated with the 4197X-RA Immunotoxin.

       The Company subleases approximately 7,000 square feet of its space to another company. The Company believes that its existing space should be sufficient to meet its research, product development manufacturing and administrative needs for the foreseeable future.

PRODUCT DEVELOPMENT

       Development of biopharmaceutical products involves a high degree of risk and uncertainty and requires a large investment of cash and technical resources before commercialization. The Company's realization of its investment in its research and development efforts will not occur unless and until regulatory approval to market is obtained and profits are generated at a future date. The FDA requires compliance with strict regulatory procedures before it will grant approval for a pharmaceutical product to be marketed in the United States.
These regulatory procedures require, among other things: (i) preclinical development and filing an IND with the FDA, (ii) Phase I human clinical trials to test safety, which normally take from one to three years, (iii) Phase II and III human clinical trials to confirm the results of Phase I safety studies, prove efficacy and observe any low-incidence adverse effects, which normally take from two to three years each, and (iv) filing a PLA with the FDA containing the results of the human clinical trials for review and approval by the FDA, a process which normally takes approximately two to three years. The time required to comply with the regulatory procedures normally is longer for treatments addressing slowly developing diseases, such as secondary cataract. There is no assurance that FDA approval of the 4197X-RA Immunotoxin or any product candidate can be obtained within these time frames, if at all.

       With respect to the 4197X-RA Immunotoxin, the Company filed the IND in August 1990, filed a Phase I report with the FDA in January 1992 and commenced a Phase I/II human clinical study in April 1992 which was terminated, redesigned and restarted in March 1993. Patient enrollment in this study was completed in July 1994. Interim analyses of the data from the Phase I/II clinical trial have revealed statistically significant differences in rates of lens capsule opacification between the 50-unit dose and placebo at six and twelve months post cataract surgery. Patient enrollment in a Phase II human clinical study of patients requiring cataract surgery in both eyes was completed in January 1996.

       The Company currently estimates that it will cost approximately an additional $25 million to complete the product development, manufacturing requirements and clinical trials necessary to allow commercial sale of the 4197X-RA Immunotoxin in the U.S., based on current estimates of the size of the Phase III clinical trials. Additional capital will be required to market the 4197X-RA Immunotoxin once the product is approved for sale. In addition, other funds will be required to defray general and administrative expenses and to support the Company's other projects. Since research and development projects such as the 4197X-RA Immunotoxin involve a number of uncertainties, there can be no assurance that the project costs will not exceed the current estimates. In any event, additional funds will be necessary to successfully complete development and commercialization of the 4197X-RA Immunotoxin as well as any other products.

RESULTS OF OPERATIONS

       HBI has incurred net operating losses since its inception and expects to continue to incur net operating losses for the next several years. There can be no assurance that any substantial revenues will ever be generated from products developed through HBI's research and development efforts.

       COMPARISON OF 1995 VERSUS 1994. The Company had a net loss of $2,476,238 for 1995, a 42% decrease from the 1994 net loss. Expenses from operations were $3,002,286, a 34% decrease as compared to 1994 expenses of $4,528,501. This decrease was primarily due to a spending reduction plan implemented February 1, 1995, under which HBI cut its workforce and curtailed funding for all research not related to the secondary cataract product and the glaucoma filtering surgery program.

       Revenues from operations consist primarily of investment income related to cash on hand, funding from research grants, and payments received from Santen related to the Option Agreement and the Santen License. Investment income was $59,662 in 1995 compared to $127,491 in 1994 due primarily to a corresponding decline in cash and cash equivalents in 1995. The Company's funds were invested in a Government Securities Money Market Fund yielding approximately 5.13%. Research grant income was $50,530 in 1995 compared to $170,636 in 1994 due to the expiration of several Small Business Innovative Research grants in 1994. Payments by Santen totaled $400,000 in 1995, including $250,000 under the Option Agreement and $150,000 under the Santen License.

       COMPARISON OF 1994 VERSUS 1993. The Company had a net loss of $4,230,374 for 1994, a 23% increase from the 1993 net loss. Expenses from operations were $4,528,501 a 6% increase as compared to 1993 expenses of $4,286,352 (excluding the effect of 1993 deductions for minority interest). This increase was due primarily to increased general and administrative expenses attributable to increased professional fees and investor relations. All of these expenses were partially offset by the minority interest in 1993.

       Revenues from operations, which consist primarily of investment income related to cash on hand and research grants, were $298,127, a 35% decrease from 1993. The decrease was related to the expiration of a Small Business Innovative Research grant, resulting in research grant revenue of $170,636 in 1994 compared to $330,016 in 1993. Investment income showed no significant change. A decrease in funds available to invest was offset by rising interest rates in 1994. Interest rates on investments increased from an average of approximately 3.0% in 1993 to 4.4% in 1994.

       COMPARISON OF 1993 VERSUS 1992. The Company had a net loss of $3,444,761 for 1993, a 22% increase from the 1992 net loss. Expenses from operations were $3,906,489, a 21% increase from 1992 expenses. This increase was due primarily to increased research and development expenses of $3,218,344 as compared to $2,976,532 in 1992 and increased general and administrative expenses of $1,068,008 as compared to $636,913 in 1992. Research and development expenses increased due to the cost of clinical trials on the 4197X-RA Immunotoxin and funding of additional research projects other than the 4197X-RA Immunotoxin (principally the lung-derived neurotrophic factor project). The increase in general, administrative and other expenses was attributable to increased professional fees, public relations and investor relations of approximately $100,000. In addition, prior to april 30, 1992, in accordance with a contract with the partnership, a portion of general and administrative expenses was allocated to research and development. Such allocation was approximately $234,000 in 1992. All of these expenses were partially offset by the minority interest.

       Revenues from operations, which consists primarily of investment income related to cash on hand and research grants, were $461,728, a 17% increase from 1992. Investment income decreased slightly due to a decrease in funds available to invest as well as a decrease in yields on investment of such funds. Interest rates on investments decreased from an average of approximately 3.2% in 1992 to 3.0% in 1993. The decrease in investment income was offset by government research grants received on certain research projects.

       As a result of the Combination, the Company acquired capitalized research and experimental expenditures with a tax basis of approximately $16 million. A determination has not been made as to the timing and recoverability of this tax asset. The Company has received permission from the Internal Revenue Service to change its accounting method for subsequent research and experimental expenditures to the deferral method previously used by the Partnership.

LIQUIDITY AND CAPITAL RESOURCES

       The Company's cash and cash equivalents were $572,058 as of December 31, 1995, a decrease of $1,666,214 from $2,238,272 as of December 31, 1994. The decrease is attributable to cash used by operating activities (principally research and development) of $1,592,440. Operating activities were in part funded by an increase in current liabilities of $594,172, to $1,099,255 as of December 31, 1995 from $505,083 as of December 31, 1994. The increase in current liabilities was related primarily to the negotiation of delayed payment terms from principal vendors. All of the Company's cash equivalents and short-term investments are invested in United States government securities, high-grade corporate investments, commercial paper and bankers acceptances.

       Periodic payments by Santen are currently funding HBI's activities, including payments to vendors which agreed to delayed payment terms in 1995. However, scheduled payments by Santen for the second half of 1996 ($250,000 per quarter less a 10% withholding tax imposed by the Japanese government) will fall short of HBI's funding requirements. Accordingly, the Company is seeking to secure additional funding by the third quarter 1996, and is considering all of its financing alternatives, including: (i) a sale, license or other disposition of the 4197X-RA Immunotoxin, or certain rights relating thereto; (ii) a sale of stock or other securities in a public or private offering; (iii) a sale or other reorganization of the Company; or (iv) the combination of the Company with another entity.

       The Company has incurred accumulated losses of $25,828,874, expects to incur losses for the next several years, and there can be no assurance that HBI will be successful in raising additional capital or in implementing one of its financing alternatives. These factors raise substantial doubt about the Company's ability to continue as going concern. As a result of the foregoing, the Company's independent accountants have included an explanatory paragraph in their report on the Company's financial statements at December 31, 1995, that describes the uncertainty regarding the Company's ability to continue as a going concern.

       The Company's Common Stock and Warrants are listed on the American Stock Exchange ("AMEX"). At this time, the Company fails to meet certain of the financial guidelines for continued listing. Accordingly, there can be no assurance that the Company will be able to maintain the listing of its securities on the AMEX. Delisting of the Common Stock and Warrants could have an adverse effect on their liquidity and could increase the difficulty encountered by the Company in obtaining future financing.


ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
         -------------------------------------------

         FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA ARE INCLUDED HEREIN ON PAGES F-1 THROUGH F-14.


ITEM 9.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
         ---------------------------------------------------------------
         FINANCIAL DISCLOSURE
         --------------------

         None.

                                    PART III


ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF HBI
          ---------------------------------------

       Information required by this Item 10 is hereby incorporated by reference to the Company's definitive proxy statement to be filed pursuant to Regulation 14A promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, which proxy statement is anticipated to be filed within 120 days after the end of the Company's fiscal year ended December 31, 1995. With respect to executive officers of the Company, see page 12 under Item 1 of this report.


ITEM 11.  EXECUTIVE COMPENSATION
          ----------------------

       Information required by this Item 11 is hereby incorporated by reference to the Company's definitive proxy statement to be filed pursuant to Regulation 14A promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, which proxy statement is anticipated to be filed within 120 days after the end of the Company's fiscal year ended December 31, 1995.


ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
          --------------------------------------------------------------

        Information required by this Item 12 is hereby incorporated by reference to the Company's definitive proxy statement to be filed pursuant to Regulation 14A promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, which proxy statement is anticipated to be filed within 120 days after the end of the Company's fiscal year ended December 31, 1995.


ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
          ----------------------------------------------

       Information required by this Item 13 is hereby incorporated by reference to the Company's definitive proxy statement to be filed pursuant to Regulation 14A promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, which proxy statement is anticipated to be filed within 120 days after the end of the Company's fiscal year ended December 31, 1995.

                                 PART IV


ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K
          ----------------------------------------------------------------

       (A) 1.  INDEX TO FINANCIAL STATEMENTS.

          The following Financial Statements are included herein:

       Report of Independent Public Accountants......................  F-2

       Balance Sheets - December 31, 1994 and 1995...................  F-3

       Statements of Operations - For the Years Ended
          December 31, 1993, 1994 and 1995...........................  F-4

       Statements of Stockholders' Investment - For the Years Ended
          December 31, 1993, 1994 and 1995...........................  F-5

       Statements of Cash Flows - For the Years Ended
          December 31, 1993, 1994 and 1995...........................  F-6

       Notes to the Financial Statements.............................  F-7

       (A) 2.  INDEX TO FINANCIAL STATEMENT SCHEDULES.

          No schedules are included because of the absence of conditions under which they are required or because the required information is disclosed in the financial statements or notes thereto.

       (A)  3.  EXHIBITS.


EXHIBIT
NUMBER                          DESCRIPTION
------                          -----------

 3.1    Restated Certificate of Incorporation, as amended.(4)

 3.2    Bylaws, as amended.(1)

 4.1 Form of Warrant Agreement between the Company and Mellon Securities Trust Company as Warrant Agent, including the form of Warrant.(3)

 4.2 Portions of Restated Certificate of Incorporation defining rights of security holders (incorporated by reference to Exhibit 3.1).

10.1 Research and Development Agreement between Santen Pharmaceutical Co., Ltd. and the Company dated November 6, 1986.(1)

10.2 Exclusive License Agreement by and between Baylor College of Medicine and the Company dated June 19, 1984; Amendment No. 1 to Exclusive License Agreement dated October 10, 1986; Letter Amendment dated February 13, 1989 and February 17, 1989; Amendment to Schedule V. (A) to Exclusive License Agreement dated December 14, 1992.(2)

10.3 License Agreement by and between the Company and Sanofi S.A. dated August 19, 1988.(1)

10.4 Lease Agreement between the Company and The Woodlands Corporation dated February 5, 1987; Rider No. 1 to Lease Agreement dated February 5, 1987; Rider No. 2 to Lease Agreement dated February 5, 1987; Addendum to Lease Agreement dated March 1, 1987; Modification and Ratification of Lease dated July 1, 1990; Correction, Modification, Extension and Ratification of Lease dated March 1, 1992.(1)

10.5 Lease Agreement between the Company and The Woodlands Corporation dated December 30, 1986; Addendum to Lease Agreement dated December 30, 1986; Amendment to Lease Agreement dated as of December 30, 1986; Modification, Extension and Ratification of Lease dated October 1, 1991.(1)

10.6    1992 Unsubordinated Stock Option Plan.(1)(8)

10.7    1992 Subordinated Stock Option Plan, as amended.(2)(8)

10.8 Consulting Agreement between the Company and John L. Crary dated April 30, 1992.(1)(8)

10.9 Confidentiality, Inventions and Discoveries and Non-Competition Agreement between the Company and J. Russell Denson dated February 24, 1992.(1)

10.10 Letter Agreement regarding Terms of Employment of J. Russell Denson dated February 21, 1992.(1)(8)

10.11 Severance Agreement between the Company and Donald S. Clark dated April 30, 1992.(1)(8)

10.12 Confidentiality, Inventions and Discoveries and Non-Competition Agreement between the Company and Donald S. Clark dated October 3, 1989.(1)

10.13 Letter Agreement regarding Terms of Employment of Donald S. Clark dated August 31, 1989.(1)(8)

10.14 Severance Agreement between the Company and John N. Bingham dated April 30, 1992.(1)(8)

10.15 Confidentiality, Inventions and Discoveries and Non-Competition Agreement between the Company and John N. Bingham dated September 8, 1986.(1)

10.16 Stock Transfer Restriction and Buyback Agreement dated September 8, 1986 by and between the Company and John N. Bingham.(1)

10.17 Confidentiality, Inventions and Discoveries and Non-Competition Agreement between the Company and Alexandra J. Baran dated September 1, 1986.(1)

10.18 Form of Confidentiality, Inventions and Discoveries and Non-Competition Agreement between the Company and other employees and consultants.(1)

10.19 Sub-license and License Agreement dated July 14, 1989 by and between the Company and Genetic Engineered Systems, Inc.(1)

10.20 Restated and Amended Agreement of Limited Partnership of Houston Biotech Partners, L.P. dated April 30, 1992.(1)

10.21 Agreement of Limited Partnership of VRP Management Associates, L.P. dated December 31, 1991.(1)

10.22   Houston Biotechnology Incorporated 1986 Stock Option Plan.(1)(8)

10.23 Houston Biotechnology Incorporated 1986 Consultants and Advisors Stock Option Plan.(1)(8)

10.24   1988 Non-Qualified Stock Option Plan and Agreement.(1)(8)

10.25 Consulting Agreement dated August 1, 1991 by and between the Company and Jared M. Emery, M.D.; Amendment to Consulting Agreement dated
        August 1, 1992.(1)(8)

10.26 Consulting Agreement dated August 1, 1992 by and between the Company and Dominic Man-Kit Lam, Ph.D.(1)(8)

10.27 Letter Agreement dated October 21, 1986 by and between the Company and Torsten N. Wiesel, M.D.(1)

10.28 Scientific Advisor Agreement dated December 9, 1992 by and between the Company and Jere E. Goyan, Ph.D.(2)

10.29 Scientific and Clinical Advisor Agreement dated May 20, 1988 by and between the Company and Herbert E. Kaufman, M.D.(1)

10.30 Scientific Advisor Agreement dated October 1, 1992 by and between the Company and Vernon Knight, M.D.(1)

10.31 Letter Agreement dated October 21, 1986 by and between the Company and Alice McPherson, M.D.(1)

10.32 Agreement dated June 19, 1984 by and among Baylor College of Medicine, Dominic Man-Kit Lam and Jared M. Emery.(1)

10.33   Form of Indemnity Agreements with Directors and Officers.(1)

10.34 Development Agreement dated October 13, 1987 by and between the Company and Houston Biotech Partners, L.P.; First Amendment to Development Agreement dated October 13, 1987.(1)

10.35 Consulting Agreement dated May 1, 1992 by and between the Company and Zsolt P. Harsanyi, Ph.D.(2)(8)

10.36 Amended and Restated Agreement of Recapitalization and Asset Exchange dated as of April 30, 1992 by and among the Company, Houston Biotech Partners, L.P., VRP Management Associates, L.P., certain holders of Warrants of the Company, and the holders of the Company's Preferred Stock.(1)

10.37 Lease Agreement between the Company and The Woodlands Corporation dated July 20, 1993.(6)

10.38   Houston Biotechnology Incorporated 1993 Stock Option Plan.(6)(8)

10.39 Collaborative Research Agreement effective April 30, 1993, by and between Genentech, Inc. and the Company.(5)

10.40   Consulting Agreement dated July 1, 1993 by and between the Company and
        A. Douglas Peabody.(8)

10.41   Houston Biotechnology Incorporated 1994 Stock Option Plan.(8)

10.42 Houston Biotechnology Incorporated 1994 Replacement Stock Option Plan.(7) (8)

10.43   Houston Biotechnology Incorporated 1994A Stock Option Plan.(7) (8)

10.44   Sublease Agreement with GenoMetrix. (9)

10.45   Research Agreement with Alcon Laboratories, Inc. (9)

10.46 Fourth Modification and Ratification of Lease between the Company and Technology Buildings - 94 Limited, Lessor, (successor to The Woodlands Corporation) dated June 1, 1995, Promissory Note in favor of The Woodlands Corporation dated June 1, 1995, and Modification of Note and Lien dated May 31, 1995.(10)

*10.47 Codevelopment and License Agreement between the Company and Santen Pharmaceutical Co., Ltd. dated December 29, 1995.

*10.48 Severance Agreement between the Company and J. Russell Denson dated January 29, 1996. (8)

*11     Calculation of Net Loss Per Share.

*23     Consent of Arthur Andersen LLP.

24      Power of Attorney.  See page 25 of this report.
___________________________________

*      Filed herewith

(1) Incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-56236), filed December 23, 1992.

(2) Incorporated herein by reference to the Company's Registration Statement on Form S-1, Amendment No. 1 (Reg. No. 33-56236), filed February 26, 1993.

(3) Incorporated herein by reference to the Company's Registration Statement on Form S-1, Amendment No. 1 (Reg. No. 33-56236), filed March 10, 1993.

(4) Incorporated herein by reference to the Company's Registration Statement on Form S-1, Post Effective Amendment No. 2 (Reg. No. 33-56236), filed November 29, 1993.

(5) Incorporated herein by reference to the Company's Registration Statement on Form S-1, Post Effective Amendment No. 1 (Reg. No. 33-56236), filed November 8, 1993.

(6) Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1993.

(7) Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1994.

(8)  Management contract or compensatory plan or arrangement.

(9) Incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1994.

(10) Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995.

       (B)  REPORTS ON FORM 8-K

       No reports on Form 8-K were filed by the Company during the three months ended December 31, 1995.

                                   SIGNATURES


       Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                    HOUSTON BIOTECHNOLOGY INCORPORATED



Dated:  March 29, 1996              By:  /s/ J. Russell Denson
                                        ----------------------
                                         J. Russell Denson,
                                         President and Chief Executive Officer



                                 POWER OF ATTORNEY


       KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, J. Russell Denson and Donald S. Clark, Ph.D., and each one of them, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments to this Report on Form 10-K, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratify and confirming all that each of said attorneys-in fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

       Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

      Signature                                      Title                                      Date
      ---------                                      -----                                     -----
/s/ J. Russell Denson                  President, Chief Executive Officer and                 March 29, 1996
-----------------------------          Director (Principal Executive Officer)
J. RUSSELL DENSON

                                        Director                                              March 29, 1996
-----------------------------
A. DOUGLAS PEABODY

/s/ William D. Gutermuth                Director                                              March 29, 1996
-----------------------------
WILLIAM D. GUTERMUTH

/s/ Robert S. Lemer                     Director                                              March 29, 1996
-----------------------------
ROBERT S. LEMER


                       HOUSTON BIOTECHNOLOGY INCORPORATED

                       INDEX TO THE FINANCIAL STATEMENTS



                                                               Page
                                                               ----
Report of Independent Public Accountants......................  F-2

Balance Sheets - December 31, 1994 and 1995...................  F-3

Statements of Operations - For the Years Ended
     December 31, 1993, 1994 and 1995.........................  F-4

Statements of Stockholders' Investment - For the Years Ended
    December 31, 1993, 1994 and 1995..........................  F-5

Statements of Cash Flows - For the Years Ended
    December 31, 1993, 1994 and 1995..........................  F-6

Notes to the Financial Statements.............................  F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors and Stockholders of Houston Biotechnology Incorporated:

  We have audited the accompanying balance sheets of Houston Biotechnology Incorporated (a Delaware corporation) as of December 31, 1994 and 1995, and the related statements of operations, stockholders' investment and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Houston Biotechnology Incorporated as of December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

  The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company is engaged in research and development activities, has not realized significant operating revenues, and has an accumulated deficit of $25,828,874 at December 31, 1995, all of which raise substantial doubt about its ability to continue as a going concern. Accordingly, the Company's continued existence is dependent on its ability to obtain additional financing to develop, manufacture and market its product and to attain successful future operations. Management's plans in regard to these matters are described in Note 2. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.



                                 ARTHUR ANDERSEN LLP



The Woodlands, Texas
March 12, 1996

                       HOUSTON BIOTECHNOLOGY INCORPORATED
                                 BALANCE SHEETS
                                                  December 31,
                                        -----------------------------
                                              1994           1995
                                        --------------   ------------

                                ASSETS
                                ------

CURRENT ASSETS:
 Cash and cash equivalents                $  2,238,272   $    572,058
 Prepaid and other assets                       40,675         67,492
                                          ------------   ------------
   Total current assets                      2,278,947        639,550
FIXED ASSETS, net of accumulated
 depreciation of $2,030,342 and
 $2,165,254, respectively                      744,386        457,523

OTHER ASSETS, net of accumulated
 amortization of $61,095 and $62,146,
 respectively                                   18,885         13,489
                                          ------------   ------------
   Total assets                           $  3,042,218   $  1,110,562
                                          ============   ============

                   LIABILITIES AND STOCKHOLDERS' INVESTMENT
                   ----------------------------------------

CURRENT LIABILITIES:

 Accounts payable and accrued
  liabilities                             $    430,204   $    843,717
 Current portion of long-term debt
and capital lease obligations                   74,879        255,538
                                          ------------   ------------
   Total current liabilities                   505,083      1,099,255
LONG-TERM DEBT AND CAPITAL LEASE
 OBLIGATIONS                                   190,013        140,423

COMMITMENTS AND CONTINGENCIES [Note 10]

STOCKHOLDERS' INVESTMENT (DEFICIT):
 Common stock, $0.01 par value,
  40,000,000 shares authorized,
  5,638,707 shares issued and
  outstanding                                   56,387         56,387

 Warrants to purchase 4,521,558 shares
  of common stock                            3,795,725      3,795,725

 Additional paid-in capital                 21,847,646     21,847,646

 Accumulated deficit                       (23,352,636)   (25,828,874)
                                          ------------   ------------
   Total stockholders' investment
    (deficit)                                2,347,122       (129,116)
                                          ------------   ------------
   Total liabilities and stockholders'
    investment                            $  3,042,218   $  1,110,562
                                          ============   ============




The accompanying notes are an integral part of these financial statements.

                       HOUSTON BIOTECHNOLOGY INCORPORATED
                            STATEMENTS OF OPERATIONS

                                                    Year Ended December 31,
                                        --------------------------------------------
                                              1993           1994           1995
                                        --------------------------------------------
REVENUES
  Investment income                       $    131,712   $    127,491   $     59,662
  Grants and other                             330,016        170,636        466,386
                                        --------------   ------------   ------------
   Total revenues                              461,728        298,127        526,048
EXPENSES
  Research and development                   3,218,344      3,274,078      2,152,390
  General, administrative and other          1,068,008      1,254,423        849,896
  Minority interest                           (379,863)           ---            ---
                                        --------------   ------------   ------------
   Total expenses                            3,906,489      4,528,501      3,002,286
                                        --------------   ------------   ------------
Net loss                                   ($3,444,761)   ($4,230,374)   ($2,476,238)
                                        ==============   ============   ============
Net loss per share                              $(1.10)        $(0.84)        $(0.44)
                                        ==============   ============   ============
Weighted average shares used in
 computing net loss per share                3,147,159      5,043,581      5,638,707
                                        ==============   =============  ============




The accompanying notes are an integral part of these financial statements.

                       HOUSTON BIOTECHNOLOGY INCORPORATED
                     STATEMENTS OF STOCKHOLDERS' INVESTMENT

                                             COMMON STOCK            WARRANTS           ADDITIONAL
                                        --------------------      ---------------        PAID-IN      ACCUMULATED
                                           SHARES    AMOUNT     SHARES      AMOUNT       CAPITAL        DEFICIT         TOTAL
                                        ----------  ---------  --------   ----------   ----------   --------------    ----------
Balance at December 31, 1992
                                          2,628,232  $26,282        ---   $      ---   $19,892,523    ($15,677,501)  $ 4,241,304

Issuance of Common Stock and Warrants
 upon closing of the Offering discussed
 in Notes 1 and 7                           657,101    6,571    663,509      178,753     2,379,004             ---     2,564,328

Reclassification of minority interest
 upon dissolution of the Partnership as
 discussed in Notes 1 and 7                 572,783    5,728        ---          ---       439,094             ---       444,822

Exercise of Warrants                             67        1        (67)         (18)          352             ---           335
Net loss                                        ---      ---        ---          ---           ---      (3,444,761)   (3,444,761)
                                        -----------   ------     ------      -------     ---------     -----------   -----------
Balance at December 31, 1993
                                          3,858,183   38,582    663,442      178,735    22,710,973     (19,122,262)    3,806,028
Issuance of Warrants                            ---      ---  3,858,183    3,617,046    (3,617,046)            ---           ---
Exercise of Warrants                             67        1        (67)         (56)          391             ---           336
Issuance of Common Stock upon closing
 of Private Placement Offering as
 discussed in Note 7                      1,780,457   17,804        ---          ---     2,753,328             ---     2,771,132

Net loss                                        ---      ---        ---          ---           ---      (4,230,374)   (4,230,374)
                                        -----------   ------     ------      -------     ---------     -----------   -----------
Balance at December 31, 1994
                                          5,638,707   56,387  4,521,558    3,795,725    21,847,646     (23,352,636)    2,347,122
Net loss                                        ---      ---        ---          ---           ---      (2,476,238)   (2,476,238)
                                        -----------   ------     ------      -------     ---------     -----------   -----------
Balance at December 31, 1995
                                          5,638,707  $56,387  4,521,558   $3,795,725   $21,847,646    ($25,828,874)  ($  129,116)
                                        ===========  =======  =========   ==========   ===========    ============    ==========




The accompanying notes are an integral part of these financial statements.

                       HOUSTON BIOTECHNOLOGY INCORPORATED
                            STATEMENTS OF CASH FLOWS

                                                    Year Ended December 31,
                                        --------------------------------------------
                                              1993           1994           1995
                                        --------------------------------------------
Cash flows used by operating activities:
  Net loss                                 ($3,444,761)   ($4,230,374)   ($2,476,238)
  Adjustments to reconcile net loss to
   net cash used by operating
   activities:
   Depreciation and amortization               219,247        202,355        236,118
   Writedown of capitalized
    construction costs                             ---            ---         69,730
   Rent and related expenses satisfied
     by issuance of a note                         ---            ---        196,065
   Other (income) loss                          (6,168)        17,649         (9,157)
   Minority interest                          (379,863)           ---            ---
  (Increase) decrease in operating
   assets:
   Other current assets                         (5,798)       (13,552)       (26,817)
   Other assets                                302,753         (5,612)         4,346
  Increase (decrease) in operating
   liabilities:
   Accounts payable and accrued
    liabilities                               (149,608)       132,893        413,513
                                        --------------     ----------     ----------
     Net cash used by operating
      activities                            (3,464,198)    (3,896,641)    (1,592,440)
Cash flows provided (used) by investing
 activities:
  Purchases of fixed assets                   (358,496)       (74,792)        (8,778)
  Short-term investments                     1,965,492            ---            ---
                                        --------------     ----------     ----------
   Net cash provided (used) by
    investing activities                     1,606,996        (74,792)        (8,778)
Cash flows provided (used) by financing
 activities:
  Payments on debt and capital lease
   obligations                                     ---        (22,092)       (64,996)
  Sale of common stock and warrants,
   net of offering costs and
   liquidation of the partnership            2,600,748      2,771,468            ---
                                        --------------     ----------     ----------
   Net cash provided (used) by
    financing activities                     2,600,748      2,749,376        (64,996)
                                        --------------     ----------     ----------
Increase (decrease) in cash and cash
 equivalents                                   743,546     (1,222,057)    (1,666,214)
Cash and cash equivalents at beginning
 of year                                     2,716,783      3,460,329      2,238,272
                                        --------------     ----------     ----------
Cash and cash equivalents at end of year  $  3,460,329   $  2,238,272   $    572,058
                                        ==============     ==========     ==========
Supplemental information of noncash
 financing activities:
  Capital lease obligation for purchase
   of fixed assets                        $     58,599   $     49,537            ---
  Long-term debt for purchase of fixed
   assets                                 $    189,875            ---            ---



The accompanying notes are an integral part of these financial statementsHOUSTON

                      HOUSTON BIOTECHNOLOGY INCORPORATED
                       NOTES TO THE FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

  (1)    ORGANIZATION

         Houston Biotechnology Incorporated ("HBI" or the "Company"), a Delaware corporation, was founded in February 1984 and commenced substantial operations in May 1986. HBI is a biotechnology company engaged in the development of biopharmaceutical products to treat or prevent certain common ophthalmic diseases and disorders. The principal objective of the Company is to develop products to treat conditions for which no effective pharmaceutical treatment is currently available or for which such products may provide advantages over existing treatments. The Company's most advanced product is an immunotoxin for the prevention of secondary cataract (the "4197X-RA Immunotoxin"), the most common complication following primary cataract surgery.

         Until April 30, 1992, substantially all of the Company's research and development activities on the 4197X-RA Immunotoxin related to a contract performed for Houston Biotech Partners, L.P. (the "Partnership"), a research and development partnership. On that date, HBI completed a recapitalization and exchange of newly issued shares of HBI Common Stock for all of the assets and liabilities of the Partnership. As a result of this transaction (the "Combination"), the Partnership owned 82% of HBI's outstanding Common Stock. On July 30, 1993, HBI consummated a rights offering (the "Rights Offering") for the sale of HBI Common Stock and Warrants to existing stockholders, including the partners of the Partnership, and to other parties. A total of approximately $2,600,000, net of offering costs, was raised from the Rights Offering. Upon closing of the Rights Offering, the Partnership was dissolved and the HBI Common Stock held by the Partnership was distributed to the partners. HBI Common Stock and Warrants began trading on the American Stock Exchange ("AMEX") on August 2, 1993, under the symbols HBI for the Common Stock and HBIWS for the Warrants.

         For financial reporting purposes, the Combination was accounted for as a reverse acquisition, with the Partnership treated as the acquirer. The Partnership financial statements are used to reflect the financial position and results of operations of HBI through the date of dissolution. Prior to the date of dissolution, the Partnership capital accounts were retroactively restated to reflect the equivalent number of shares issued in connection with the Combination.

  (2)    FINANCIAL CONDITION

         The Company is engaged in research and development activities in biotechnology, which involve a high degree of uncertainty and risk. Risks include, but are not limited to, the following: the need for additional funding, the early stage of development of the Company's products, the possibility of competition and technological changes, uncertainties in the regulatory process, uncertainties regarding product pricing and reimbursement, reliance on corporate partners for funding, dependence on licenses, patents and know-how, possible product liability and reliance on key personnel. The Company has not generated any revenues from product sales and there is no assurance of any such revenues in the future. HBI has experienced significant negative cash flow and must either access additional sources of financing or consider some form of corporate reorganization.

         Periodic payments by Santen Pharmaceutical Co., Ltd. ("Santen") (see
  Note 4) are currently funding HBI's activities, but such payments will fall short of funding requirements for the second half of 1996. Accordingly, the Company is seeking to secure additional funding by the third quarter 1996, and is considering all of its financing alternatives, including: (i) a license, sale or other disposition of the 4197X-RA Immunotoxin, or certain rights relating thereto; (ii) a sale of stock or other securities in a public or private offering; (iii) a sale or other reorganization of the Company; or (iv) the combination of the Company with another entity.

         The Company has incurred accumulated losses of $25,828,874, expects to incur losses for the next several years, and there can be no assurance that it will be successful in raising additional capital or in implementing one of its financing alternatives. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements have been prepared assuming the Company will continue as a going concern, and do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

         The Company's Common Stock and Warrants are listed on the American Stock Exchange ("AMEX"). At this time, the Company fails to meet certain of the financial guidelines for continued listing. Accordingly, there can be no assurance that the Company will be able to maintain the listing of its securities on the AMEX. Delisting of the Common Stock and Warrants could have an adverse effect on their liquidity and could increase the difficulty encountered by the Company in obtaining future financing.

  (3) SIGNIFICANT ACCOUNTING POLICIES

         Use of Estimates

         The preparation of financial statements in accordance with generally accepted accounting principles requires the use of certain estimates by management in determining the Company's assets, liabilities, revenues and expenses.

         Cash Equivalents

         Cash equivalents include investments in loan participations and a government money market fund in the amounts of $2,109,424 and $392,640 as of December 31, 1994 and 1995, respectively. All cash equivalents have been classified as securities held to maturity in the current financial statements. The carrying value of the cash equivalents is cost which approximates market value. For purposes of the balance sheet and the statements of cash flows, the Company considers all highly liquid investments purchased with a maturity of 90 days or less to be cash equivalents.

         Fixed Assets

         Fixed assets consist of research and development equipment, office equipment and leasehold costs. These assets are carried at cost and depreciated on the straight-line method using a five year estimated useful life.

         Research and Development Costs

         Research and development costs are expensed when incurred. These costs consist of direct costs associated with specific projects, including costs associated with the operation of laboratories performing such research, and in the case of contract research and government research grants, an allocation of general and administrative costs associated with administering these activities.

  (4) RESEARCH AND LICENSE AGREEMENTS

         The Company has entered into an exclusive license agreement with Baylor College of Medicine ("Baylor") to market, manufacture, grant sublicenses and sell the 4197X-RA Immunotoxin. Baylor may terminate this license agreement if a Product License Application is not filed with the U.S. Food and Drug Administration ("FDA") by December 31, 2000. In connection with this agreement, the Company has agreed to pay Baylor a royalty equal to a maximum of 10% of the net sales of the product until $5 million in royalties are paid and 5% of net sales thereafter (5% and 2.5% in certain instances). No royalties have yet been paid under this agreement.

         Effective December 29, 1995, HBI and Santen entered into a Codevelopment and License Agreement (the "Santen License") covering the marketing in Japan of the Immunotoxin. To maintain exclusive marketing rights, Santen is required to provide $7,750,000 over the next six years to support HBI's development of the Immunotoxin. HBI received $250,000 in November 1995 from Santen under an Option Agreement related to the Santen License, and the payment schedule for the $7,750,000 is as follows: $750,000 in five installments through April 1996; $250,000 quarterly for 1996 through 2001, and $1 million within 60 days of delivery of an interim report on the Refined Product Safety Study or within 30 days of enrollment of the first patient in U.S. Phase III trials. At Santen's option, Santen may elect not to make any payment, but in such event, the license may be made non-exclusive or terminated by HBI. Santen is obligated to seek regulatory approval for the product in Japan and is responsible for the development cost associated with these efforts. Upon the commencement of commercial sales by Santen in Japan, Santen will pay HBI earned royalties based on net sales. Commencing six months after approval of the Immunotoxin by Japanese regulatory authorities, Santen is required to pay minimum royalties. HBI retains all marketing rights and Santen is required to purchase the Immunotoxin from HBI. Amounts paid by Santen to HBI, except those amounts related to the purchase of the Immunotoxin, are subject to a 10% withholding tax imposed by the Japanese government. HBI receives U.S. income tax credits equal to the amounts withheld, but HBI is not currently able to utilize such credits.

         The Company holds a non-exclusive license from Sanofi, S.A., a French pharmaceutical company, to use its patented method for conjugating antibodies involving the particular toxin and linker used by HBI in the manufacture of the 4197X-RA Immunotoxin. A royalty of $1.00 per treatment unit of the 4197X-RA Immunotoxin is payable to Sanofi for sales in countries where Sanofi has patent rights until royalties of $1 million are paid, after which the royalty rate is reduced to $.75 per treatment unit. The Company paid minimum annual royalties of $50,000, $50,000 and $87,500 to secure the license for 1993, 1994, and 1995, respectively. The license provides for minimum annual royalties of $137,500 for 1996 and thereafter, with the last payment due in March 1999.

         On September 21, 1994, the Company and Alcon Laboratories, Inc. ("Alcon") entered into a research agreement pursuant to which Alcon conducted in vivo tests in glaucoma filtration models using certain of HBI's drug candidates, and had an exclusive right to negotiate an option to license any product identified by Alcon's work. The agreement expired in November 1995, and Alcon has no continuing obligations or rights related to HBI's glaucoma project.

  (5)    FEDERAL INCOME TAXES

         Due to a net operating loss, the Company has no liability for federal income taxes. For federal income tax purposes, net operating loss and tax credit carryforwards as of December 31, 1995 are approximately $5,312,000 and $694,000, respectively. These carryforwards will expire beginning in 2001. The Tax Reform Act of 1986 provided for a limitation on the use of net operating loss and tax credit carryforwards following certain ownership changes that could limit the Company's ability to utilize these net operating losses and tax credits. Additionally, because U.S. tax laws limit the time during which net operating loss and tax credit carryforwards may be applied against future taxable income and tax liabilities, the Company may not be able to fully utilize its net operating loss and tax credits for federal income tax purposes. The Company's net operating loss carryforward for financial reporting purposes is approximately $25,800,000. This amount differs from the amount reported for federal income tax purposes due primarily to the Partnership's election to capitalize research and development expenditures for income tax purposes. A determination has not been made as to the timing and recoverability of the capitalized research and development expenditures of approximately $16,100,000 for federal income tax purposes acquired as a result of the Combination with the Partnership.

         Under Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("SFAS No. 109"), deferred tax liabilities and assets are recorded based on the enacted income tax rates which are expected to be in effect in the period in which the deferred tax liability on assets is expected to be settled or realized. A change in the tax laws or rates results in adjustments to the deferred tax liabilities and assets. The effect of such adjustments shall be included in income in the period in which the tax laws or rates changed. The Company adopted SFAS No. 109 beginning January 1, 1993. The Company has recorded net deferred tax assets with respect to NOL and tax credit carryforwards in certain circumstances. Since the Company can not determine if the recorded net deferred tax assets will be realized, a valuation allowance was established to fully offset such assets.

         Significant components of the Company's deferred tax assets are as follows:

                                                 December 31,
                                              1994          1995
                                              ----          ----
Deferred tax assets
  Federal net operating loss
   carryforwards                          $ 1,707,152   $ 1,806,041
  Capitalized research and development      2,727,269     3,435,961
  Research and development tax credits        625,861       693,861
  Other                                        48,032        59,322
                                          -----------   -----------
     Total deferred tax assets              5,108,314     5,995,185
Deferred tax valuation allowance           (5,108,314)   (5,995,185)
     Net deferred tax assets              $       ---   $       ---
                                          ===========   ===========

  (6)    RELATED-PARTY TRANSACTIONS

         The Company leases office and laboratory space from a company which is a related party to a stockholder. The Company incurred approximately $154,000, $199,000 and $209,000 in rent under such leases in 1993, 1994 and
  1995, respectively (see Note 10).

         The Company utilizes the legal services of a law firm, of which one of its partners is a director of the Company. The Company incurred approximately $410,000, $260,000 and $113,000 in legal fees from that firm in 1993, 1994 and
  1995, respectively.

  (7)    STOCKHOLDERS' INVESTMENT

         Preferred Stock

         The Company has authorized the issuance of up to 15,000,000 shares of Preferred Stock, $.01 par value. No preferred shares were outstanding at December 31, 1994 or 1995.

         Common Stock

         Upon consummation of the Combination on April 30, 1992, the Company underwent a recapitalization which resulted in (i) a reverse stock split whereby the 1,935,078 shares of Common Stock then outstanding (including approximately 93,000 shares purchased via exercise of stock options) were converted to 191,811 shares of Common Stock, (ii) exchange of 359,972 shares of Common Stock for all of the Series A, B and C Preferred Stock, and (iii) exchange of 21,000 shares of Common Stock for 198,000 Warrants held by certain warrantholders. In addition, the Company exchanged 2,628,232 shares of Common Stock for all of the assets and liabilities of the Partnership. For financial reporting purposes, the 572,783 shares exchanged with the Company stockholders and certain warrantholders were reported as minority interest until dissolution of the Partnership on July 30, 1993.

         Upon closing of the Rights Offering on July 30, 1993, the Company issued 657,101 shares of HBI Common Stock and 535,087 Warrants for net proceeds of approximately $2,600,000. In addition, the Common Stock issued to the Partnership was distributed to its partners (including 18,847 shares to HBI which were subsequently distributed to those who were HBI stockholders prior to the Combination) and the Partnership was dissolved.

         On May 3, 1994, the Company consummated a private placement of 1,780,457 shares of HBI Common Stock, raising approximately $2.8 million, net of offering costs.

         The Company has reserved (i) 1,192,714 shares of Common Stock for issuance upon exercise of stock options under the Company's stock option plans (see Note 8) and (ii) 4,521,625 shares of Common Stock for issuance upon exercise of the Warrants.

         Warrants

         In addition to the 535,087 Warrants issued in the Rights Offering, to qualify the Warrants for trading on the AMEX, the Company distributed pro rata to holders of its Common Stock an additional 128,422 Warrants. The Warrants are exercisable at $9.38 per share until expiration on June 30, 1998.

         As a result of an adjustment feature contained in the terms of the Rights Offering, on February 11, 1994, the Company distributed an additional 3,858,183 Warrants to the stockholders of record as of January 26, 1994 (one Warrant for each share held). The Warrants were recorded at their fair market value as a reduction to paid-in-capital. These Warrants contain the same terms and conditions as the Warrants issued in conjunction with the Rights Offering.

  (8)    EMPLOYEE BENEFIT PLANS

         Stock Option Plans

         On September 27, 1994, the stockholders approved the Houston Biotechnology Incorporated 1994 Replacement Stock Option Plan (the "Replacement Plan"). Participation in the Replacement Plan was limited to those persons who held options under the Company's 1992 Subordinated Plan or the Company's 1992 Unsubordinated Stock Option Plan (the "1992 Plans"). If all the participants in the 1992 Plans surrender their existing options, no options will remain outstanding under the 1992 Plans, and the 1992 Plans will be terminated. Options under the Replacement Plan are issuable on the following basis: (i) one fully vested stock option under the Replacement Plan, at an exercise price of $2.00 per share, for each five options (or lesser odd lot amount) held by an optionee under the 1992 Subordinated Stock Option Plan, whether or not vested, and (ii) one fully vested stock option under the Replacement Plan, exercisable at $1.25 (the fair market value of a share of Common Stock on the date of grant), for each option held by an optionee under the 1992 Unsubordinated Stock Option Plan, whether or not vested. The total number of options available for grant under the Replacement Plan is 384,714.

         The stockholders also approved the Houston Biotechnology Incorporated 1994A Stock Option Plan (the "1994A Plan"). The 1994A Plan authorizes the grant of stock options to eligible key employees, consultants, and directors of the Company and its affiliates. The total number of options available for grant under the 1994A Plan is 750,000.

         Under the 1994A Plan, each non-employee director who was a director on July 21, 1994, the date on which the 1994A Plan was approved by the Board of Directors, automatically received a fully vested nonqualified option to purchase an aggregate of (i) 10,000 shares of Common Stock, plus (ii) 10,000 shares of Common Stock for each calendar year, or portion thereof, subsequent to 1991 and prior to 1994, for which such person served as a director of the Company. Each non-employee director of the Company who becomes a director after July 21, 1994 shall, on the date such director becomes a director, automatically receive (i) a fully vested option to purchase 10,000 shares of Common Stock and (ii) an unvested option to purchase 10,000 shares of Common Stock that vests quarterly in arrears over the succeeding 12 months for so long as the optionee continues to serve as a director. Thereafter, each director who is a non-employee director on the day following any annual meeting of stockholders of the Company, beginning with the first such meeting in the calendar year following the calendar year in which such person first became a director, on the date of such meeting, shall automatically receive an option to purchase 10,000 shares of Common Stock, which option shall vest quarterly in arrears over the succeeding 12 months for so long as the optionee continues to serve as a director. The exercise price of all options granted to non-employee directors will be the fair market value of a share of Common Stock on the date of grant.

         Since the exercise price of all grants equals or exceeds the market value of the Common Stock at the date of grant and the date of stockholder approval, no accounting entries are made until the options are exercised, at which time the Common Stock account will be credited at par value and the proceeds in excess of par will be credited to paid-in capital.

         Transactions under the plans are summarized as follows:

                                                 Replacement    1994A
                                                 ------------  --------
                                    1992 Plans       Plan        Plan      Total
                                    ----------   ------------  --------    -----
Outstanding at December 31, 1992       900,000            --        --    900,000
      Granted in 1993                  118,000            --        --    118,000
      Cancelled in 1993                (70,250)           --        --    (70,250)
                                  ------------   -----------   -------    -------
Outstanding at December 31, 1993       947,750            --        --    947,750
      Granted in 1994                   96,500       370,214   498,100    964,814
      Cancelled in 1994               (971,750)         (250)  (10,500)  (982,500)
                                  ------------   -----------   -------    -------
Outstanding at December 31, 1994        72,500       369,964   487,600    930,064
      Granted in 1995                       --        10,000    55,250     65,250
      Cancelled in 1995                (50,000)      (10,250)  (46,625)  (106,875)
                                  ------------   -----------   -------    -------
Outstanding at December 31, 1995        22,500       369,714   496,225    888,439
                                  ============   ============  ========  ========

         On October 12, 1995, the Board of Directors approved amendments to option agreements pertaining to an aggregate of 227,850 options held by current officers, employees and consultants held under the 1994A Stock Option Plan which reduced the exercise price from $1.25 to $.625 per share and extended the option period to October 11, 2005. In connection with a reduction of workforce effected February 1, 1995, the Board of Directors approved amendments to 78,750 options held by terminated employees which accelerated the vesting and extended the exercise period to December 31, 1996. No raises were given to executive officers of the Company in 1994 and 1995, and salaries of executive officers were reduced 20% from July 16 to December 31, 1995.

         Savings Plan

         In 1987, the Board of Directors of the Company adopted the Houston Biotechnology Incorporated Savings Plan (the "Plan"), a plan that qualifies as a salary deferral plan under Section 401(k) of the Internal Revenue Code. Under the terms of the Plan, the Company will provide matching contributions in the amount of 50% of the first 6% of salary deferral contributions made each year by employees participating in the Plan provided further that the Company's matching contributions to the account of a participating employee shall not exceed $1,000 in any plan year. The Company contributed $23,885, $25,432 and $10,602 to the Plan in 1993, 1994, and 1995, respectively.

  (9)    LOSS PER COMMON SHARE

         Loss per common share has been computed by dividing the net loss by the weighted average number of shares of Common Stock outstanding during the periods. The weighted average number of shares of Common Stock outstanding was 3,147,159, 5,043,581 and 5,638,707 for 1993, 1994 and 1995, respectively.
  In all applicable years, all Common Stock equivalents were antidilutive and, accordingly, were not included in the computation.

  (10) COMMITMENTS AND CONTINGENCIES

         The Company is a party to severance agreements with certain officers that require the Company to make a severance payment equal to annual compensation and to extend certain benefits for one year in the event of the officer's resignation following a change in control or termination without cause.

         In July 1993, HBI entered into a five year noncancellable operating lease for existing and additional office and laboratory space with a company which is a related party to a stockholder. The new lease commenced on February 15, 1994, and expires on February 28, 1999, subject to two renewals. The future minimum rental payments to be made under this lease are as follows:

                        YEAR                     AMOUNT
                        ------                  --------
                        1996....................$208,680
                        1997.................... 208,680
                        1998.................... 208,680
                        1999....................  34,780
                                                --------
                                                $660,820
                                                ========


         In addition to the minimum rental payments under the lease, HBI has purchased certain leasehold assets related to the additional space included in the lease. These assets were purchased for $245,000, $189,875 of which was financed over the life of the lease by the related party at an interest rate of 9.5%. The debt is secured by the assets purchased. Such amount, net of the current portion, is included in long-term debt. Future principal payments under this note is as follows:

                        YEAR                     AMOUNT
                        ----                     ------
                        1996...................$ 36,757
                        1997...................  40,405
                        1998...................  44,416
                        1999...................  11,776
                                               --------
                  Future principal payments..  $133,354
                                               ========


         In 1995, the Company subleased approximately 7,000 square feet of its space to another company, reducing its net lease obligations by $62,419 in 1995. Effective January 1, 1995, the Company suspended payments to its lessor under its premises lease, except for payments made to the Company under a sublease. Effective June 1, 1995 the Company reached an agreement with its lessor regarding its lease obligations, the terms of which included payment by the Company to lessor of $73,754 representing rent, leasehold note payments and related items for January through May 1995 (net of certain credits) and deferral of seven months of rent, leasehold note payments, and related items. The amounts deferred at December 31, 1995 are secured by a promissory note in the principal amount of $155,591.87, with a 10% principal payment due prior to April 1, 1996, and further payable in equal monthly installments of principal and interest in the approximate amount of $2,600 beginning April 1, 1996, with the balance due on March 31, 1998. In connection with the deferral of payments, the Company will grant its lessor 15,000 options to purchase shares of Common Stock exercisable at $1.25 per share until March, 2001.

         During 1993 and 1994, the Company entered into capital lease agreements for certain manufacturing equipment. The leases have terms ranging from 36 to 60 months and allow for purchases of the equipment at the end of the leases. Future payments under capital lease obligations are as follows:

                        YEAR                     AMOUNT
                        ----                     ------
                        1996................  $  35,789
                        1997................     17,304
                        1998................     13,608
                        1999................     10,753
                                              ---------
      Total minimum lease payments..........  $  77,454
      Less interest.........................   ( 11,180)
                                              ---------
      Present value of future minimum lease
        payments............................  $  66,274
                                              =========